EXHIBIT 10.22

                    REIMBURSEMENT AGREEMENT


          AGREEMENT, dated as of July 31, 1996, between Panda-
Rosemary, L.P., a Delaware limited partnership (the "Company"),
Panda-Rosemary Funding Corporation, a Delaware corporation
("Funding Corp."), and Bayerische Vereinsbank AG, New York Branch
(the "Bank").

          WHEREAS, the Company and VEPCO are parties to the VEPCO
Power Purchase Agreement;

          WHEREAS, pursuant to Section 13.4 of the VEPCO Power Purchase Agreement, the Company is required to provide security in the amount of $4,950,000 in a form acceptable to VEPCO to secure the Company's performance obligations under the VEPCO Power Purchase Agreement;

          WHEREAS, the Company, The Fuji Bank Limited and the Bank (among others) are parties to the Second Amended and Restated Letter of Credit and Reimbursement Agreement (the "Existing Reimbursement Agreement") dated as of January 6, 1992 pursuant to which there has been issued a letter of credit to satisfy the requirements of Section 13.4 of the VEPCO Power Purchase Agreement;

          WHEREAS, the Company and Funding Corp. desire to repay all of the Company's obligations under the Existing Reimbursement Agreement and terminate such Agreement (other than the obligation of the financing parties thereto to provide a letter of credit to satisfy such requirements) and have requested that the Bank issue the Letter of Credit to satisfy such requirements;

          WHEREAS, the Bank is willing to issue the Letter of Credit on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank, the Company and Funding Corp. intending to be legally bound do hereby agree as follows:

Section 1. (a) Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture as in effect on the date hereof. The following terms, as used herein, have the following respective meanings:

          "Acceptable Fuel Management Contracts" means contracts or agreements entered into by or on behalf of the Company having a period of effectiveness of one year or less (exclusive of extensions) or that are terminable at will upon thirty-one (31) days or less notice without penalty, in a form typical for transactions of the relevant type in the fuel industry for the purchase, sale, or resale of natural gas or fuel oil or for transportation services or storage services for natural gas or fuel oil.

          "Additional Contract" means any contract or undertaking to which the Company is a party, entered into after the Issuance Date, (i) related to the supply, procurement, handling or transportation of Fuel to the Project, (ii) related to the design, construction, operation or maintenance of the Project or the management of the construction thereof or (iii) which is an Ancillary Document and is delivered in connection with an Additional Contract, in each case reasonably acceptable to the Bank and (iv) any Non-Material Agreement.

           "Agreement" means this Amended and Restated
Reimbursement Agreement, as the same may from time to time be further amended, supplemented or modified.

          "Ancillary Documents" means, with respect to each Additional Contract, (i) each security instrument (which may consist of an amendment to a Collateral Document) necessary to grant to the Collateral Agent a perfected Lien in such Additional Contract and all property interests received by the Company or Funding Corp. in connection therewith, (ii) all recorded financing statements and other filings required to perfect such Liens, (iii) a Consent of each Project Participant party to such Additional Contract and (iv) an Opinion of Counsel to the extent obtained as set forth in Section 7(p).

          "Annual Projected Debt Service" has the meaning set forth in the Indenture.

          "Authorized Representative" of a Person means the individuals or entities authorized to act on behalf of such Person by the governing body of such entity.

          "Bond Purchase Agreement" means the Purchase Agreement dated as of July 26, 1996 among the Company, Funding Corp., Panda
Energy International, Inc. and Jefferies & Company, Inc.

          "Bonds" means the bonds issued under the Indenture.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized by law to close.

          "Casualty Proceeds" means all Insurance Proceeds or other amounts received on account of any Event of Loss, except proceeds of business interruption insurance.

          "Code" means the United States Internal Revenue Code of
1986, as amended.

          "Collateral" means all property and interests in property now owned or hereafter acquired in or upon which a Lien has been or is purported or intended to have been granted to the Collateral Agent pursuant to the Collateral Documents.

          "Collateral Agent" means Fleet National Bank, a national banking association established under the laws of the United States, as collateral agent for the benefit of the Secured
Parties under the Collateral Documents, and its permitted successors and assigns.

          "Collateral Documents" means the Mortgages, the Security Agreement, the Stock Pledge Agreement, the Partnership
Interests Pledge Agreement, the Company Pledge Agreement, the
Intercreditor Agreement, the Depositary Agreement, each security instrument referred to in clause (i) of the definition of "Ancillary Documents" and each Consent.

          "Commercially Feasible Basis" means that, following an Event of Loss, an Event of Eminent Domain or Title Event, (i) the sum of the proceeds of business interruption insurance, moneys held in the Debt Service Fund, any amounts that the Partners are irrevocably committed to contribute and anticipated Project Revenues during the estimated period of rebuilding, repair or restoration will be sufficient to pay all Debt Service and Operating Expenses during such estimated period and (ii) the Project upon being rebuilt, repaired or restored can be reasonably expected to produce Project Revenues adequate to pay all Debt Service and Operating Expenses over the term of the VEPCO Power Purchase Agreement taking into account any change in projected operating results due to the impairment of any portion of the Project and any reduction in Debt Service.

          "Company Loan Agreement" means the Loan Agreement, dated as of July __, 1996, between the Company and Funding Corp.

          "Company Pledge Agreement" means the Stock Pledge and
Security Agreement, dated as of July 31, 1996, from the Company to the Collateral Agent providing for the pledge of all the capital stock of Funding Corp. to the Collateral Agent.

          "Consent" means a consent and agreement of a Person with respect to the assignment by the Company of its rights and interest under each Project Agreement or Additional Contract entered into by the Company with such Person as security pursuant to a Collateral Document.

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

          "Date of Early Termination" means 30 days after the Bank has delivered a notice to VEPCO that a Reimbursement Event of Default has occurred.

          "Debt Service" means, for any period, an amount equal to the aggregate of, without duplication, (i) all payments of principal and premium, if any, (including any mandatory sinking fund payments) on any Indebtedness of the Company due and payable during such period and (ii) all Interest Expense.

          "Debt Service Coverage Ratio" for any period, means, without duplication, the ratio of (i) (x) Project Revenues for such period less (y) the sum of (1) Operating Expenses for such period plus (2) the Major Maintenance Requirement required to be funded on any day during such period plus (3) the aggregate of
(A) reimbursement obligations, interest, fees and other amounts under this Agreement during such period, and (B) principal of, interest on and fees and other amounts with respect to all other Indebtedness of the Company during such period, plus (4) the Property Tax Requirement required to be funded on any day during such period to (ii) the sum of (A) Debt Service payable by the Company for such period, plus (B) the aggregate amount of overdue Debt Service payments from previous periods, all as determined on a cash basis. Whenever the Company is required to calculate the Debt Service Coverage Ratio, the full calculation of the Debt Service Coverage Ratio (including any supporting documentation) shall be set forth in a certificate of the Company to the Bank.

          "Debt Termination Date" has the meaning set forth in the Intercreditor Agreement.

          "Depositary Agent" means Fleet National Bank, a national banking association established under the laws of the United States as depositary agent for the benefit of the Secured
Parties under the Collateral Documents, and its permitted successors and assigns.

          "Depositary Agreement" means the Deposit and Disbursement Agreement, dated as of July 31, 1996, among the Company, Funding Corp., the Collateral Agent and the Depositary
Agent.

          "Duff & Phelps" means Duff & Phelps Credit Rating Co.
(or any successor).

          "Early Termination Date" means any Business Day prior to the Termination Date on which (i) all the Obligations hereunder have been paid in full, (ii) the Company and VEPCO have delivered a certificate acceptable to the Bank to the effect that either the Company is no longer required to maintain a letter of credit or other security pursuant to the VEPCO Power Purchase Agreement or that the Company has delivered to VEPCO a replacement letter of credit or other security in satisfaction of its obligations under Section 13.4 of such Agreement and (iii) VEPCO shall have surrendered the Letter of Credit to the Bank for cancellation without requesting a draw in connection therewith.


          "Eminent Domain Proceeds" has the meaning set forth in
Section 7(k).

          "Engineer's Annual Report" has the meaning set forth in
Section 7(l).

          "Environmental Claim" means any complaint, order, citation, decree, demand, judgment or written notice actually received by the Company, Funding Corp. or any of their respective Affiliates from any Person (a) relating to any matters of Environmental Law affecting or relating to any activity or operations at any time conducted by the Company, funding any of their respective Affiliates or their agents on or in connection with the Project, or (b) relating to Releases or the presence of Hazardous Materials on or off-Site and related to operations of the Project or that could impact the Site, including, without limitation:

           (i) the existence of any Hazardous Materials at the Site or any part thereof in violation of any Environmental Law;

          (ii) the release or threatened release of any Hazardous Materials generated at the Site in violation of any Environmental Law;

          (iii) remediation of any Release at the Site or any part thereof; and

          (iv) any violation or alleged violation of any relevant Environmental Law in connection with the Site or any part thereof.

          "Environmental Laws" means any Federal, state and local Laws (as well as obligations, duties and requirements under common law) relating; (i) to emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Materials, materials containing Hazardous Materials, or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, watercourses, publicly or privately-owned treatment works, drains, sewer systems, wetlands, septic systems or onto land surface or subsurface strata; (ii) to the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials, materials containing Hazardous Materials or hazardous and/or toxic wastes, materials, products or by-products (or of equipment or apparatus containing Hazardous Materials); or (iii) to pollution or the protection of human health and/or safety, the environment or natural resources.


          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "Event of Eminent Domain" means any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material part of the Collateral by any Governmental
Authority.

          "Event of Loss" means an event which causes all or a portion of the Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than an Event of Eminent Domain or a Title Event.

          "Existing VEPCO Consent" means the Consent to
Assignment, Delegation and Assumption Agreement dated as of January 6, 1992 among PRC, the Company, VEPCO and the Fuji Bank and Trust Company.

          "FERC" means the Federal Energy Regulatory Commission.

          "Financing Documents" means the meaning set forth in
Section 1.2 of the Intercreditor Agreement.

          "Firm Gas Transportation Contract" means (i) the Service Agreement, dated October 22, 1991, between the Company and Transcontinental Gas Pipe Line Corporation, as in effect on the date hereof, (ii) any firm transportation agreement entered into by the Company that replaces the agreement referred to in the preceding clause (i) pursuant to a Transportation Service Conversion, and (iii) any other firm transportation agreement having a term (including all renewal or extension periods) of greater than one year entered into by the Company which is needed to transport natural gas supplied under the Gas Supply Contracts.

          "First Mortgage" means the Leasehold Deed of Trust and
Security Agreement, dated as of July 15, 1996, between the Company as Grantor, and the Collateral Agent, as mortgagee, as it may exist at the time.

          "First Series Supplemental Indenture" means the First
Supplemental Indenture, dated as of July 31, 1996, among the Trustee, the Company and Funding Corp.

          "FPA" means the Federal Power Act, as amended.

          "Fuel" means natural gas, fuel oil or any other fuel to be supplied to the Project by the Gas Suppliers or any other
Person.

          "Fuel Hedges" means any future or forward contract or option or similar arrangements with respect to or relating to natural gas or fuel oil providing for the transfer or mitigation of commodity or price risks with respect to Fuel either generally or under specific contingencies.

          "Fuel Oil Contracts" means any contract or agreement entered into by or on behalf of the Company for the purchase of fuel oil and the delivery of such fuel oil to the Project.

          "Fuel Supply Management Agreement" means the Fuel
Supply Management Agreement, effective as of October 10, 1990, between the Company and Natural Gas Clearinghouse as in effect on the date hereof.

          "Funding Date" means the fifteenth day of each month, or in each case if such day is not a Business Day, the next succeeding Business Day.

          "Funds" means the funds established by Section 2.1 of the Depositary Agreement.

          "GAAP" means generally accepted accounting principles as in effect from time to time consistent with those utilized in preparing the audited financial statements referred to in Section 6(g) except insofar as (i) the Company shall have elected (with the concurrence of its independent public accountant) to adopt more recently promulgated generally accepted accounting principles (which election shall continue to be effective for subsequent years) and (ii) the Bank shall have consented to such election (it being understood that such consent may be conditional upon negotiation of changes to Section 8(l).)

          "Gas Consultant" means Benjamin Schlesinger and
Associates, Inc.

          "Gas Contracts" means the Gas Supply Contracts and the
Gas Transportation Contracts.

          "Gas Resale Agreements" means any contract or agreement entered into by or on behalf of the Company for the resale to third parties of natural gas purchased under the Gas Supply Contract, the Fuel Supply Management Agreement or any Spot Gas Contract, which natural gas (i) is not required to meet the natural gas supply needs at the Project, or (ii) must be purchased in amounts necessary to satisfy minimum take obligations under the Gas Supply Contract or any Spot Gas Contract during periods of low dispatch at the Project.

          "Gas Suppliers" means Natural Gas Clearinghouse and any other Person which shall supply natural gas to the Project pursuant to a Gas Supply Contract.

          "Gas Supply Contracts" means (i) the Gas Purchase Contract, dated April 12, 1990 and amended on April 23, 1993, between the Company and Natural Gas Clearinghouse, as it may exist at the time and (ii) any firm natural gas supply contract having a term (including all renewal or extension periods) greater than one year entered into by the Company to supply natural gas to the Project as a part of the Project's primary gas supply, which is acceptable to the Bank.

          "Gas Transportation Contracts" means, collectively,
(i) the Finn Gas Transportation Contract, dated October 22, 1991, between the Company and Transcontinental Gas Pipe Line Corporation, as in effect on the date hereof, (ii) the Service Agreement for Services Under ITS Rate Schedule, dated April 4, 1991, between the Company and Columbia Gas Transmission Corporation, as in effect on the date hereof, and (iii) the ITS-1 Service Agreement, dated as of June 13, 1991 between the Company and Columbia Gulf Transmission Company, as in effect on the date hereof.

          "General Partner" means Panda-Rosemary Corporation, a
Delaware corporation, the general partner of the Company.

          "Good Faith Contest" means the contest of an item if
(i) the item is diligently contested in good faith by appropriate proceedings timely instituted, (ii) adequate reserves are established in accordance with GAAP with respect to the contested item and held in cash or Permitted Investments, (iii) during the period of such contest, the enforcement of such contested item is effectively stayed, (iv) any obligations with respect to such item are effectively stayed or suspended by, or any Lien filed in connection therewith shall have been removed from the record by surety bonds, performance bonds or similar arrangements provided by a reputable surety company or similar Person, or title insurance under the Title Policy or cash deposits are otherwise provided to assure the discharge of the Company's or Funding Corp.'s obligation thereunder and of any additional charge, penalty or expense arising from or incurred as a result of such contest; provided that the aggregate exposure of the Company and Funding Corp. in connection with such cash deposits is less than $250,000, (v) it becomes necessary to prevent the delivery of a tax deed or other similar instrument conveying the Mortgaged Property or any portion thereof because of non-payment of such item, then the Company or Funding Corp. shall pay the same in sufficient time to prevent the delivery of such tax deed or other similar instrument and (vi) neither the Company nor Funding Corp. has any knowledge of any actual or proposed deficiency or additional assessment in connection therewith not otherwise satisfying the requirements of clauses (i) through (v).

          "Governmental Approvals" means any authorization, consent, approval, order, consent decree, license, franchise, lease, ruling, permit, tariff, rate, certification, exemption, filing (other than purely ministerial filings) or registration by or with any Governmental Authority relating to the ownership, operation or maintenance of the Project or to the execution, delivery or performance of any Project Document or Transaction Document.

          "Governmental Authority" means any national, state, sovereign or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee" of any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any other Person including without limitation any obligation or agreement of such Person contingent or otherwise, that directly, indirectly or in effect constitutes a guaranty by such Person (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, or
(ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling such other Person to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss.

          "Hazardous Materials" means (i) hazardous materials, hazardous wastes, hazardous substances, extremely hazardous wastes, restricted hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar import, as used under Environmental Laws; (ii) petroleum and petroleum products including crude oil and any fractions thereof;
(iii) natural gas, synthetic gas and any mixtures thereof,
(iv) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or nonfriable; (v) polychlorinated biphenyls ("PCBs"), or PCB-containing materials or fluids; (vi) any other hazardous, radioactive or toxic substance, material, pollutant, or solid, liquid or gaseous waste; and (vii) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or with respect to which any Federal, state or local Environmental Law or governmental agency requires environmental investigation, monitoring or remediation.

          "Indebtedness" of any Person means (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property), (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iv) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (v) all outstanding obligations of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed by such Person, (vi) all obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (vii) all Guarantees,
(viii) all payments under interest rate swaps, caps, collars and other hedging arrangements, (viii) all obligations referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          "Indenture" means the Trust Indenture dated as of July
31, 1996 among Funding Corp., the Company and the Trustee.

          "Independent Engineer" means Burns & McDonnell.

          "Independent Engineer's Certificate" means a certificate of an Authorized Representative of the Independent
Engineer.

          "Insufficiency" means, with respect to any employee benefit plan, the amount, if any, by which the present value of the vested and non-vested benefits under such plan (determined as of the latest actuarial valuation date for such plan and determined in accordance with the same assumptions and methods as used in the most recent actuarial valuation for such plan) exceeds the fair market value of the assets of such plan allocable to such benefits.

          "Insurance Consultant" means Aon Corporation.

          "Insurance Proceeds" means all amounts and proceeds
(including instruments) in respect of the proceeds of any casualty insurance policy required to be maintained under Section
7(g), except proceeds of business interruption or title insurance.

          "Interconnection Agreement" means the Letter Agreement, dated March 7, 1991, between the Company and Columbia Gas
Transmission Corporation.

          "Intercreditor Agreement" means the Collateral Agency and Intercreditor Agreement dated as of July 31, 1996 among the Company, Funding Corp., the Bank, the Trustee and the Collateral
Agent.

          "Interest Expense" means, for any period, all interest on the Indebtedness of the Company due and payable during such period.

          "Interim Financing Documents" means the collective reference to (i) Letter of Credit and Reimbursement Agreement dated, as of July 31, 1996, among the Company, the General Partner and Nationsbank of Texas, N.A., (ii) Collateral Agency and Intercreditor Agreement, dated as of July 31, 1996, among the Company, Funding Corp., Nationsbank of Texas, N.A., The Bank of New York, as trustee, and The Bank of New York as escrow agent,
(iii) Unconditional Guaranty Agreement, dated as of July 31, 1996, of the General Partner in favor of Nationsbank of Texas, N.A., (iv) LOC Security Agreement, dated as of July 31, 1996, between the Company and Nationsbank of Texas, N.A. and (v) Security Bond Agreement, dated as of July 31, 1996, between the Company and Nationsbank of Texas, N.A.

          "Issuance Date" means the date on which the Letter of Credit is issued upon request of the Company pursuant to Section
3(a).

          "Law" means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, registration, license, franchise, permit, authorization, guideline, approval, consent or requirement of such Governmental Authority, enforceable at law or in equity, along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof.

          "Letter of Credit" means the letter of credit issued by the Bank in favor of VEPCO for the account of the Company in a stated amount equal to the Maximum Credit Amount substantially in the form of Exhibit A hereto.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          "Limited Partner" means PRC II Corporation, a Delaware corporation.

          "Major Maintenance Expenses" means all expenditures by the Company on regularly scheduled (or reasonably anticipated) maintenance of the Project in accordance with good utility practice and vendor and supplier requirements constituting major maintenance (including, without limitation, teardowns, overhauls, capital improvements, replacements and/or refurbishment of major components of the Project).

          "Major Maintenance Requirement" means, for any Funding Date, (i) if, on such Funding Date, the amount then on deposit in the Overhaul Fund is $1,000,000 or less, an amount equal to the sum of (x) the product obtained by multiplying the total number of hours that each of the turbines constituting the Project has operated during the 30-day period immediately preceding such Funding Date by $100, and (y) the aggregate amount, not to exceed $1,000,000, of the Major Maintenance Requirements for previous Funding Dates which has not been funded or has been withdrawn from other Funds pursuant to Section 3.12 of the Depositary Agreement, or (ii) if, on such Funding Date, the amount then on deposit in the Overhaul Fund exceeds $1,000,000, then the Major Maintenance Requirement of such Funding Date shall be zero, in each case as such amount shall be revised annually pursuant to
Section 7(l).

          "Material Adverse Change" means a material change in the business, operations, properties or condition (financial or otherwise) of the Project, the Company, Funding Corp. or any of their respective Affiliates, which could reasonably be expected to have a material adverse effect on (i) the ability of the Company to perform its obligations in all material respects under the Project Agreements, (ii) the ability of the Company or Funding Corp. to perform their respective obligations in all material respects under this Agreement, any other Financing Documents or any other agreement evidencing the financing transactions between Funding Corp. and the Company or (iii) the validity or the priority of the Collateral Agent's and the Depositary Agent's Liens on the Collateral.

          "Maximum Credit Amount" means $4,950,000.

          "Moody's" means Moody's Investment Services, Inc. or any successor thereto.

          "Mortgaged Property" has the meaning set forth collectively in each of the Mortgages.

          "Mortgages" means (i) the First Mortgage, and (ii) any
Additional Mortgages, if, as and when entered into by the Company.

          "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Non-Material Agreements" means (i) Acceptable Fuel Management Contracts and (ii) any contract or undertaking entered into by the Company (whether before or after the Issuance Date) in the ordinary course of business under which the Company could not reasonably be expected to have monetary obligations in excess of $1,000,000 under any such contract or undertaking or related contracts or undertakings. For purposes of this definition, indemnity or similar obligations of the Company subject to a maximum dollar amount shall be computed at such amount, and all other indemnity or similar obligations of the Company shall be computed at the amount thereof which would, at the time of such contact or undertaking is entered into, reasonably be expected to become due and payable.

          "Obligations" means all amounts owed under this Agreement and interest thereon (including, without limitation, interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or Funding Corp., as applicable, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all other obligations and liabilities of the Company to the Bank, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement, the Letter of Credit, the Intercreditor Agreement or any other document made or delivered or given in connection therewith or herewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Bank or otherwise).

          "Operating Budget" means a budget of Operating Expenses (excluding fuel and fuel transportation expenses) and capital expenditures and a long-term maintenance program with respect to the Project for any given fiscal year, or part thereof, of the Company that is prepared by the Company or, on the basis of estimated monthly requirements, showing the amounts budgeted for operation and maintenance expenses by category for each month during such fiscal year, or part thereof, and approved in writing by the Bank, prior to adoption by the Company.

          "Operating Expenses" means, for any period, the operating and maintenance expenses of the Project for such period (determined without duplication), calculated on a cash basis with GAAP, both paid or required to be paid during such period, including, without limitation, the following: (i) costs incurred or amounts payable by the Company under any Project Agreement or Non-Material Agreement (other than amounts payable as Debt Service), (ii) general and administrative and management expenses and major maintenance costs with respect to the Project, including the repair, replacement or rebuilding of the Project in connection with an Event of Eminent Domain, an Event of Loss or Title Event (to the extent not paid from the moneys held in the Overhaul Fund and the Restoration Fund), (iii) labor costs,
(iv) insurance premiums, (v) sales, receipts, franchise, licensing, excise, property and other taxes imposed on the Company (but not any partner thereof) to which the Project may be subject, (vi) costs and fees incurred in connection with obtaining and maintaining in effect any Governmental Approvals,
(vii) utilities costs, (viii) costs incurred by the Company or Funding Corp. in connection with the performance hereunder and under the Collateral Documents and other agreements anticipated thereby, (ix) legal, accounting and other professional fees incurred in connection with any of the foregoing or the Project,
(x) fees and expenses payable during such period in connection with this Agreement, the Bonds and other Indebtedness of the Company permitted under Section 8(c) (other than Debt Service and principal of, interest on and other amounts payable by the Company or Funding Corp. with respect to such other Indebtedness), (xii) cash deposits in connection with any surety bonds or similar arrangements permitted by Section 7(e)(i)(z) and Good Faith Contests.

          "Operating Plan" has the meaning set forth in
Section 7(e)(vii).

          "Operation and Maintenance Agreement" means (i) the Amended and Restated Operation and Maintenance Agreement, dated as of December 27, 1993, between the Company and University Technical Services, Inc., as in effect on the date hereof.

          "Operation and Maintenance Procedures" means the procedures established (i) by the Operator under the Operation and Maintenance Agreement with respect to operation and maintenance services and provided by the Operator in accordance with the design engineer's recommendations, the equipment manufacturers' recommendations, and Prudent Engineering and Operating Practices and (ii) by any other Project Participant with respect to the operation and maintenance of the Project in accordance with the equipment manufacturers recommendations and Prudent Engineering and Operating Practices.

          "Operator" means University Technical Services, Inc.

          "Opinion of Counsel" means a written opinion of counsel for any Person satisfactory to the Bank which may include, without limitation, counsel for the Company or Funding Corp., whether or not such counsel is an employee of any of them.

          "Overhaul Fund" has the meaning ascribed thereto in
Section 3.6 of the Depositary Agreement.

          "Participant" has the meaning set forth in Section 13 hereof.

          "Partners" means the Limited Partner, the General
Partner and such other Persons who may from time to time become partners of the Company in accordance with the provisions of the Partnership Agreement.

          "Partnership Agreement" means the Second Amended and
Restated Agreement of Limited Partnership, dated as of July 31,
1996, among the Partners.

          "Partnership Distribution Fund" means the fund described in Section 3.9 of the Depositary Agreement.

          "Partnership Guarantee" means the Partnership
Guarantee, dated as of July 31, 1996, of the Company in favor of the Trustee, guaranteeing the obligations of Funding Corp. under the Indenture and the First Series Supplemental Indenture.

          "Partnership Interest Pledge Agreements" means (a) the General Partner Pledge and Security Agreement, dated as of
July 31, 1996, between Panda-Rosemary Corporation and the Collateral Agent providing for the pledge of all the general partnership interest of the Company to the Collateral Agent, and
(b) the Limited Partner Pledge and Security Agreement dated as of July 31, 1996, between PRC II Corporation and the Collateral Agent providing for the pledge of all the limited partnership interest of the Company to the Collateral Agent.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permitted Investments" means investments in securities that are: (i) direct obligations of the United States, or any agency thereof; (ii) obligations fully guaranteed by the United States or any agency thereof; (iii) certificates of deposit issued by commercial banks under the laws of the United States or any political subdivision thereof having a combined capital and surplus of at least $500,000,000 and having long-term unsecured debt securities having a rating assigned by each of the Moody's and Duff & Phelps equal to the highest rating assigned thereby to long-term unsecured debt securities (but at the time of investment not more than $10,000,000 may be invested in such certificates of deposit from any one bank); (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and
(ii) above, entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) open market commercial paper of any corporation (other than an Affiliate of the Company or Funding Corp.) incorporated or doing business under the laws of the United States or any political subdivision thereof having a rating assigned by each of Moody's and Duff & Phelps equal to the highest rating assigned thereby to commercial paper (but at the time of investment not more than $10,000,000 may be invested in such commercial paper from any one company); (vi) investments in money market funds having a rating assigned by each of Moody's and Duff & Phelps equal to the highest rating assigned thereby to money market funds (including money market funds for which the Depositary Agent in its individual capacity or any of its affiliates is investment manager or adviser); or (vii) investments in money market funds registered under the Investment Company Act of 1940, the portfolio of which is limited to direct obligations of the United States and agencies of the United States government.

          "Permitted Liens" means the Liens permitted under
Section 8(d).

          "Person" means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, institution,
Governmental Authority or any other entity.

          "Pipeline" means the approximately 10.25 mile lateral natural gas pipeline connecting the pipelines owned by Columbia
Gas Transmission Corporation and Transcontinental Gas Pipe Line
Corporation and the Project.

          "Pipeline Operating Agreement" means the Pipeline Operating Agreement, effective as of February 14, 1990, as amended by Amendment Number 1, dated May 7, 1990, and Amendment Number 2, dated November 19, 1991, between the Company and North Carolina Natural Gas Corporation.

          "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

          "PRC" means Panda-Rosemary Corporation, a Delaware corporation.

          "Process Agent" means CT Corporation.

          "Project" means the approximately 180 megawatt electrical generating facility, the Site on which such facility is located and all related equipment and facilities.

          "Project Agreements" means, individually and collectively, the Steam Sales Agreement, the VEPCO Power Purchase Agreement, the Pipeline Operating Agreement, the Site Lease, the Gas Supply Contracts, the Transco Facilities Agreement, the Operation and Maintenance Agreement, the Interconnection Agreement, the Gas Transportation Contracts, the Fuel Supply Management Agreement, any Firm Gas Transportation Contract, and any Additional Contract.

          "Project Participant" means any Person who is a party to a Project Agreement, other than the Company and the Funding
Corp.

          "Project Revenue Fund" means the fund described in
Section 3.1 of the Depositary Agreement.

          "Project Revenues" means, for any period, the sum of the following (without duplication) received by the Company or amounts credited to the Project Revenue Fund representing monetary amounts immediately available, as described in clause
(iii) below during such period: (i) all revenues under the VEPCO Power Purchase Agreement and the Steam Sales Agreement plus
(ii) all other revenues, whether from the sale of electrical capacity or electricity, thermal energy byproducts of the operation of the Project on assets of the Company otherwise, plus
(iii) investment earnings on amounts in the Funds, plus (iv) the proceeds of any delayed opening or business interruption insurance and other payments received for delayed opening or interruption of operations, plus (v) refunds of deposits, plus
(vi) all rental and other payments received by the Company from the lease or sale of any portion of the Site, plus (vii) all revenue received by the Company from fuel management activities, plus (viii) all other income, received by the Company during such period. Project Revenues shall exclude, to the extent included, proceeds of the Bonds, proceeds of all Indebtedness of the Company or Funding Corp. Casualty Proceeds, Eminent Domain Proceeds, Title Insurance Proceeds, any proceeds of other insurance maintained by or the Company or Funding Corp. and contributions to capital.

          "Projected Debt Service Coverage Ratio (Three Month)" means, on any date of determination, a projection of the Debt Service Coverage Ratio for the three month period specified or, if no period is specified, for any three month period commencing on the first day of the calendar month which includes such date of determination, in each case, prepared by the Company in good faith based upon assumptions consistent in all material respects with the Project Agreements and the historical operating results of the Project (without giving effect to any historical non-recurring extraordinary event). Whenever the Company is required to provide a determination of a Projected Debt Service Coverage Ratio (Three Month), the full calculation of the Projected Debt Service Coverage Ratio (Three Month) (including any supporting documentation) shall be set forth in such Certificate of the Company delivered to the Bank, accompanied by an Independent Engineer's Certificate, dated within five (5) days of the date of such Certificate, stating that, based upon reasonable investigation and review, the Projected Debt Service Coverage Ratio (Three Month) is based on reasonable assumptions consistent in all material respects with the Project Agreements and the historical operating results of the Project and that the Independent Engineer believes the Projected Debt Service Coverage Ratio (Three Month) to be reasonable in light of such assumptions.

          "Property Tax Fund" means the fund described in Section
3.11 of the Depositary Agreement.

          "Property Tax Requirement" means, for any Funding Date,
(i) until the date that the Company delivers to the Depositary Agent the certificate referred to in Section 7(f), an amount equal to 8.33% of the amount of real property taxes assessed in the tax year immediately preceding the year in which such Funding Date occurs against the real property owned by The Bibb Company (or any successor owner of such property) that includes the Site; provided that if the Company delivers to the Depositary Agent the documentation required under Section 3.11(e) of the Depositary Agreement, the Property Tax Requirement for any Funding Date occurring during the period commencing on the date of such delivery and ending on the last day of the tax year for which such documents are delivered shall be zero and (ii) after the delivery of such certificate, zero.

          "Prudent Engineering and Operating Practices" means the practices, methods and acts generally engaged in or approved by the electric utility industry for electrical and steam generating facilities of similar design and construction as, and otherwise at such time similarly situated to, the Project, that in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition.

          "PUHCA" means the Public Utility Holding Company Act of
1935, as amended.

          "PURPA" means the Public Utility Regulatory Policies
Act of 1978, as amended.

          "Qualifying Facility" means a cogeneration facility that has satisfied the definition of "qualifying facility" as set forth in 18 C.F.R. 292.102(b)(1), as the same may be amended or supplemented from time to time.

          "Redemption Agreement" means the Redemption Agreement, dated as of July 31, 1996, among the Company, the General
Partner, the Limited Partner and Ford Motor Credit Company.

          "Reimbursement Default" means any event or condition which constitutes a Reimbursement Event of Default or which with the giving of notice or the lapse of time or both would, unless cured or waived, become a Reimbursement Event of Default.

          "Reimbursement Event of Default" has the meaning set forth in Section 9.

          "Release", when used in connection with any Hazardous Material, means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, where such release is either regulated by applicable Environmental Law or reasonably may be expected to serve as the basis for liability.

          "Restoration Fund" means the fund described in Section
3.8 of the Depositary Agreement.

          "SEC" means the Securities and Exchange Commission.

          "Secured Parties" shall have the meaning set forth in
Section 1.2 of the Intercreditor Agreement.

          "Security Agreements" means the Assignment and Security
Agreement, dated as of July 31, 1996, made by the Company in favor of the Collateral Agent and (ii) the Assignment and Security Agreement, dated as of July 31, 1996, made by Funding
Corp. in favor of the Collateral Agent.

          "Site" means the tracts of land or interests therein located in Roanoke Rapids, North Carolina, which are more particularly described in the Site Lease.

          "Site Lease" means the Real Property Lease and Easement Agreement, dated as of June 9, 1989, between The Bibb Company and the Company, as amended as of October 1, 1989, as of January 31, 1990, and as of March 15, 1996, and as it may be further amended or supplemented from time to time.

          "Spot Gas Contract" means any contract or agreement entered into by or on behalf of the Company for the purchase of natural gas for the operation of the Project, other than the Gas
Supply Contract.

          "Steam Sales Agreement" means the Cogeneration Energy
Supply Agreement, dated January 11, 1989, and amended on October
1, 1989 and January 3, 1990, between the Company and The Bibb
Company.

          "Stock Pledge Agreement" means the Stock Pledge and Security Agreement, dated as of July 31, 1996, between Panda Interholding Corporation, a Delaware corporation, and the Collateral Agent providing for the pledge of all the capital stock of Panda-Rosemary Corporation and PRC II Corporation to the Collateral Agent.

          "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or one or more Subsidiaries, or by the Company and one or more Subsidiaries.

          "Successor Participant" means each Person to whom a Participant transfers all or a part of its participation with the consent of the Company.

          "Tax" and "Taxes" have the meanings set forth in
Section 2(c)(iii).

          "Termination Date" means the earliest of (i) the date on which the Bank pays a drawing under the Letter of Credit for the Maximum Credit Amount, (ii) if a drawing is not requested by VEPCO after a notice of termination is given under the Letter of Credit, the Date of Early Termination, (iii) if a drawing is requested by VEPCO after a notice of termination is given under the Letter of Credit, the date on which the Bank pays such drawing and (iv) the seventh anniversary of the Issuance Date of the Letter of Credit.

          "Title Company" means Chicago Title Insurance Company.

          "Title Event" means the existence of any defect of title or lien or encumbrance on the Mortgaged Property (other than Permitted Liens) that entitles the Collateral Agent to make a claim under the Title Policy.

          "Title Insurance Proceeds" means all amounts and proceeds (including instruments) in respect of the proceeds of the Title Policy.

          "Title Policy" means collectively, the policy or policies of title insurance required pursuant to Section 7( ) insuring the mortgages constituting the First Mortgage and certain Additional Mortgages.

          "Transaction Documents" means the Project Agreements, the Finance Agreements, the Bond Purchase Agreement, the Project
Documents, the Interim Financing Documents and the Redemption
Agreement.

          "Transco Facilities Agreement" means the Lateral Line
Interconnect and Reimbursement Agreement, dated August 1, 1990, between the Company and Transcontinental Gas Pipe Line
Corporation.

          "Transfer" means a sale, transfer, assignment hypothecation, pledge, or other disposition and, when used as a verb, shall have a correlative meaning.

          "Transportation Service Conversion" means an election by the Company to convert service under a Firm Gas Transportation Contact from firm transportation pursuant to Part 157 of the rules and regulations of FERC, 18 C.F.R. 157.1 et seq., to firm transportation pursuant to Part 284 of the rules and regulations of FERC, 18 C.F.R. 281.4 et seq.

          "Trustee" means Fleet National Bank as Trustee under the Indenture.

          "VEPCO" means Virginia Electric and Power Company, a
Virginia public service corporation.

          "VEPCO Power Purchase Agreement" means the Power
Purchase and Operating Agreement, dated as of January 24, 1989, as amended on October 24, 1989 and July 30, 1993, between the Company and VEPCO.

          (a) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

Section 2. Reimbursement. (a) Subject to the terms and conditions set forth herein, on the Issuance Date, the Bank shall issue the Letter of Credit in favor of VEPCO for the account of the Company in an amount equal to the Maximum Credit Amount.

          (a) The Company agrees to pay to the Bank (i) not later than 4:00 p.m. New York City time on the same Business Day on which the Bank shall pay any draft under the Letter of Credit a sum equal to the amount so paid under the Letter of Credit and
(ii) interest on any and all amounts unpaid by the Company when due under clause (i) above from and including the date such amount is paid by the Bank under the Letter of Credit until payment in full, payable on demand, at a fluctuating interest rate per annum equal to 4% per annum above the rate of interest publicly announced by the Bank in New York City from time to time as its prime rate, but such fluctuating interest rate shall in no event be higher (with respect to each amount due and payable hereunder, from the date such amount is due and payable until the date such amount is paid in full) than the maximum rate permitted by applicable law.

          (b) (i) The Company agrees to pay to the Bank on the Issuance Date an initial fee equal to .5% of the Maximum Drawing
Amount.

          (ii) The Company agrees to pay to the Bank a fee with respect to the Letter of Credit equal to 1.5% per annum of the Maximum Credit Amount from the Issuance Date to, but excluding, the Termination Date payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and the accrued portion of such annual fee on the Termination Date, commencing September 30, 1996 (for the amount of such fee that shall have accrued since the Issuance Date); provided that if Moody's shall rate the Bonds or any series thereof lower than Baa3 (or an equivalent rating if the rating system used by Moody's is revised) or Duff & Phelps shall rate the Bonds or any series thereof less than BBB- (or an equivalent rating if the rating system used by Duff & Phelps is revised) the fee payable pursuant to this subsection (b) shall be increased by .50% per annum during the period commencing on the day on which such rating is so lowered to, but excluding, the first day thereafter on which such ratings are at least Baa3 and BBB-, respectively.

          (c) (i) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of Law) of any such Authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against letters of credit issued by or assets of, deposits with or for the account of the Bank or shall impose on the Bank any other condition regarding this Agreement or the Letter of Credit and the result of the foregoing shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank's reasonable allocation of the aggregate of such cost increases resulting from such events) then, within 15 days after demand by the Bank, the Company shall pay to the Bank all additional amounts which are necessary to compensate the Bank for such increased cost.

          (i) If, after the date hereof, the Bank shall have determined that the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental
Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy
(whether or not having the force of Law) of any such Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank would have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then within 15 days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

          (ii) All payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein), except for franchise taxes and taxes based on the overall net income of the Bank (such nonexcluded taxes being called "Tax" or "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Bank, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank
(after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided that the Company shall not be obligated to pay such amounts with respect to any period in which the Bank has failed (x) to file any form or certificate that it was entitled to file which would have exempted the Bank from such Taxes or (y) to take other action which would entitle the Bank to an exemption from such Taxes, if such action would not, in the reasonable judgement of the Bank, be otherwise disadvantageous to it. Whenever any Tax is payable by the Company, as promptly as possible thereafter, the Company shall send the Bank a receipt or other evidence of payment thereof.

          (iii) A certificate as to the nature of the occurrence giving rise to, and the calculation (in reasonable detail) of, compensation to the Bank pursuant to clauses (i), (ii) and (iii) of this Section 2(d) above shall be submitted by the Bank to the Company and shall be conclusive (absent demonstrable error) as to the amount thereof.

          (iv) The Company agrees that its obligations to pay compensation pursuant to this Section 2(d) shall inure to the benefit of each Participant and each Successor Participant with respect to its respective participation to the same extent as if such Participant or Successor Participant were named instead of the Bank in this Section 2(d); provided that any certificate presented by the Bank on behalf of a Participant or Successor Participant pursuant to Section 2(d)(iv) shall provide the identity of such Participant or Successor Participant and an estimate of the total additional compensation which would be payable to such Participant or Successor Participant on an annual basis.

          (v) No law, rule or regulation in the form in which it is in effect on the Issuance Date, but excluding changes in the interpretation or administration thereof after the Issuance Date, or Tax to which the Bank is subject on Issuance Date shall be used by the Bank as the basis of a claim for compensation pursuant to Section 2(d). No law, rule or regulation in the form in which it is in effect on the Issuance Date, but excluding changes in the interpretation or administration thereof after the Issuance Date, or Tax to which a Participant is subject on the Issuance Date shall be used as the basis of a claim for compensation pursuant to Section 2(d) by such Participant.

          (d)  All payments by the Company to the Bank under this
Section 2 shall be made in lawful currency of the United States and in immediately available funds at the Bank's principal New York office, which on the date hereof is located at 335 Madison Avenue, New York, New York 10017. Whenever any payment under this Section 2 shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.

          (e) Interest payable under subsection (b) shall be computed on the basis of a year of 360 days. The fees payable under subsection (c) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 3. Issuance of the Letter of Credit; Conditions
Precedent to Issuance. (a) Subject to satisfaction of the conditions precedent set forth in subsections (b), (c) and (d) of this Section, the Bank shall issue the Letter of Credit on the date set forth in the notice referred to in Section 3(b)(viii) (such date or such later date on which the conditions precedent are satisfied and the Letter of Credit is issued being herein called the "Issuance Date"). The Letter of Credit shall be effective on the Issuance Date and shall expire on the Termination Date.

          (a) As a condition precedent to the issuance of the Letter of Credit, the Bank shall have received on or before the Issuance
Date the following, each dated such date, in form and substance satisfactory to the Bank:

          (i) opinions of counsel for the Company, substantially in the form of Exhibit B hereto;

          (ii) copies of each of the Transaction Documents duly executed by each Person party thereto and certified by an authorized officer of each of Funding Corp. and the Company (including all opinions of counsel (other than opinions delivered by counsel to parties other than the Company and its affiliates in connection with the Redemption Agreement and opinions delivered solely to Jefferies & Company, Inc. in connection with the Bond Purchase Agreement) delivered in connection therewith either addressed to the Bank or permitting the Bank to rely on such opinions as if such opinions were addressed to it and all other documents or instruments delivered in connection with the consummation of the transactions contemplated under the Financing Documents, the Interim Financing Documents and the Collateral Documents);

          (iii) copies of the resolutions of the Board of Directors of the General Partner of the Company authorizing the execution, delivery and performance by the Company of this Agreement, each of the Transaction Documents to which the Company is a party, certified by the Secretary or an Assistant Secretary of the Company (which certificate shall state that such resolutions are in full force and effect on the Issuance Date);

          (iv) certified copies of all approvals, authorizations, orders or consents of, or notices to or registrations with, any governmental body or agency required for the Company to enter into this Agreement and of all such approvals, authorizations, orders, consents, notices or registrations required to be obtained or made prior to the Issuance Date in connection with the transactions contemplated by any of the Transaction Documents to which the Company is a party;

          (v) a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder;

          (vi) letters from the Company to each of the Insurance Consultant, the Gas Consultant and the Independent Engineer authorizing each of the foregoing to serve in such capacity on behalf of the Bank.

          (vii) a notice from the Company requesting issuance of the Letter of Credit and stating the date on which the Company desires such Letter of Credit be issued.

          (viii) evidence that CT Corporation has been appointed as agent for service of process for the Company and Funding Corp.

          (ix) such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank may reasonably request in writing.

          (b) The following statements shall be true and correct on the Issuance Date and the Bank shall have received a certificate signed by a duly authorized officer of the General Partner of the Company, dated the Issuance Date, stating that:

          (i) the representations and warranties contained in Section 6 are correct on and as of the Issuance Date as though made on and as of such date; and

          (ii) no Reimbursement Default shall have occurred and be continuing and no Reimbursement Default shall result from the issuance of the Letter of Credit.

          (c)       On or before the Issuance Date:

          (i) each of the Transaction Documents shall have been duly authorized and executed by the respective parties thereto and shall be in full force and effect;

          (ii) all conditions precedent to closing set forth in Section 7 of the Bond Purchase Agreement shall have been fulfilled.

Section 4. Adjustment of Maximum Drawing Amount; Terms of Drawing. The Maximum Drawing Amount shall be modified as specified in the fourth paragraph of the Letter of Credit and drawings under the Letter of Credit shall be subject to the other terms and conditions set forth in the Letter of Credit.

Section 5. Obligations Absolute. The payment obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

          (a) any lack of validity or enforceability of the Letter of Credit or any of the Transaction Documents;

          (b) any amendment or waiver of or any consent to departure from all or any of the Transaction Documents;

          (c) the existence of any claim, set-off, defense or other rights which the Company may have at any time against VEPCO (or any persons or entities for whom any of the foregoing may be acting), the Bank or any other person or entity, whether in connection with this Agreement, the Transaction Documents or any unrelated transactions;

          (d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

          (e) payment by the Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

          (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

          6. Representations and Warranties. The Company and Funding Corp. jointly and severally represent and warrant as follows:

          (a) Existence and Authority. The Company is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and is qualified to own property and transact business in North Carolina and in every other jurisdiction where the ownership of its property and the nature of its business as currently conducted and as contemplated to be conducted under each Project Document to which the Company is a party requires it to be so qualified. The Company is not in violation of the Partnership Agreement or its Certificate of Limited Partnership. Each of Funding Corp. and the General
Partner, is a corporation duly organized and validly existing under the laws of the state of its incorporation. Each of Funding Corp. and the General Partner is qualified to own property and transact business in North Carolina and in every other jurisdiction where the ownership of its property and the nature of its business as currently conducted and as contemplated to be conducted under each Project Document to which such Person is a party requires it to be qualified. Neither Funding Corp.
nor the General Partner is in violation of its certificate of incorporation and by-laws. Each of the Company, Funding Corp.
and the General Partner has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          (b) Corporate Authorization. The execution, delivery and performance by the Company and Funding Corp. of this Agreement and each Transaction Document to which it is, or is to become, a party, have been duly authorized by all necessary partnership action on the part of the Company, all necessary corporate action on the part of the General Partner and all necessary corporate action on the part of Funding Corp. and do not, and will not, require the consent or approval of any Partner of the Company, any stockholder of Funding Corp. or any trustee or holder of any indebtedness or other obligation of the Company or Funding Corp., other than such consents and approvals as have been, or on or before the Issuance Date will be duly obtained, given or accomplished.

          (c) No Violation, etc.   Neither the execution, delivery or
performance by the Company or Funding Corp. of this Agreement or any Transaction Document to which it is, or is to become, a party, nor the consummation by the Company and Funding Corp. of the transactions contemplated hereby or thereby, nor compliance by the Company and Funding Corp. with the provisions hereof or thereof, conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of, the Partnership Agreement of the Company, or the certificate of incorporation or by-laws of Funding Corp., or any applicable law, or any indenture, mortgage, lease or any other agreement or instrument to which the Company or Funding Corp. or any of their respective Affiliates is a party or by which the property of the Company, Funding Corp. or any of their respective Affiliates is bound, or result or will result in the creation or imposition of any Lien (other than Permitted Liens) upon any property of the Company and Funding Corp. or any of their respective Affiliates. There is no provision of the Partnership Agreement of the Company, or any applicable Law, or any such indenture, mortgage, lease or other agreement or instrument which materially adversely affects, or in the future is likely (so far as the Company can now foresee) to have a Material Adverse Change on the Company or Funding Corp.

          (d) Governmental Actions. No Governmental Action under any Federal, North Carolina or New York law or the General Corporation Law of Delaware is or will be required in connection with the execution, delivery or performance by the Company and Funding Corp. of, or the consummation by the Company and Funding Corp. of the transactions contemplated by, this Agreement or any Transaction Document to which it is, or is to become, a party, except such Governmental Actions (i) as have been, or will have been, duly obtained, given or accomplished, (ii) as may be required under existing Federal, Delaware, North Carolina or New York law to be obtained, given or accomplished from time to time after the Issuance Date in connection with the maintenance, use, possession or operation of the Project or otherwise with respect to the Project and the Company's involvement therewith and which are routine in nature and which neither the Company nor Funding Corp. has any reason to believe will not be timely obtained, and
(iii) as may be required under Applicable Law not now in effect. No Governmental Action by any Federal, Delaware, North Carolina or New York Governmental Authority is required including without limitation any Governmental Action relating to the Securities Act of 1933, the Securities Exchange Act of 1934, the Trust Indenture Act of 1939, the Federal Power Act, the Investment Company Act, PUHCA, Environmental Law, any energy matters or public utilities, or the Project or is or will be required (x) in connection with the participation by the Bank or any Participant in the consummation of the transactions contemplated by this Agreement, or in connection with the participation by the Trustee, Funding Corp. or any Person in the consummation of the transactions contemplated by the Transaction Documents or (y) to be obtained by any of such Persons prior to the Termination Date, except such Governmental Actions (A) as have been, or on or before the Issuance Date, will be, duly obtained, given or accomplished, (B) as may be required by Applicable Law not now in effect.

          (e) Execution and Delivery. This Agreement, in Collateral Documents and the other Transaction Documents to which the Company and/or Funding Corp. is, or is to become, a party on or prior to the Issuance Date have been or on or before the Issuance Date will have been duly executed and delivered by the Company and Funding Corp., as applicable, and this Agreement is and upon execution and delivery thereof each such Collateral Document and other Transaction Document will be the legal, valid and binding obligations of the Company and Funding Corp., as applicable, in accordance with their respective terms, subject to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

          (f) Litigation. Except for the litigation between Panda Energy Corporation and NNW, Inc. described in the Offering
Circular dated July 26, 1996 relating to the bonds issued under the Bond Purchase Agreement, there is no pending action or proceeding (including any Environmental Claim) before any court, governmental agency or arbitrator against or directly involving the Company, Funding Corp., or any of their respective Affiliates and, to the best of the Company's and Funding Corp.'s knowledge, there is no pending or threatened action or proceeding affecting the Company, Funding Corp. or any of their respective Affiliates before any court, governmental agency or arbitrator (A) in which any question is raised as to the validity of this Agreement, any Collateral Document, any other Transaction Document or any Governmental Approval, or (B) in which there is any material likelihood of an outcome which may materially and adversely affect the ability of the Company, Funding Corp. or any such Affiliate to perform its obligations hereunder, under any Project Agreement, or under any of the other Transaction Documents.
There has been no determination (interim or final) in any action or proceeding so disclosed which determination may materially and adversely affect the ability of the Company or Funding Corp. to perform its obligations hereunder under any Project Agreement, any Collateral Document or any other Transaction Document.

          (g) Material Adverse Change. The balance sheet of the Company as at December 31, 1995, and the related statements of income, of retained earnings and of changes in financial position of the Company for the fiscal year then ended, copies of which have been furnished to the Bank, present fairly the financial position of the Company as at such date and the results of the operations of the Company for the year ended on such date, in accordance with GAAP. Since December 31, 1995, there has been no Material Adverse Change.

          (h) Compliance with ERISA. The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan (or, with respect to each Plan which is a multiemployer plan as defined in section 4001(a)(3) of ERISA, have made all required contributions), are in compliance (other than any instance of non-compliance the liability for which is not material to the Company's or the Controlled Group's financial condition) with the presently applicable provisions of ERISA and the Code, and no events have occurred which have or could result in the imposition of any liability to the PBGC or a Plan under Title IV of ERISA.

          (i) Titles; Liens. The Company owns and has good and, in the case of the Mortgaged Property, marketable title to the Collateral pledged by it to the Collateral Agent in each case free and clear of all Liens other than Permitted Encumbrances.

          (j) Material Agreements and Licenses. The Company possesses all licenses, franchises, trademarks, trade names, copyrights, patents and agreements necessary for the ownership, operation and maintenance of the Project. No licenses, franchises, trademarks, trade names, copyrights, patents or agreements with respect to the use of technology or other permits not in the possession of the Company (other than those constituting Government Approvals referred to in Section 3.03 hereof) are necessary for the construction, ownership, operation and maintenance of the Project.

          (k) No Default. Neither the Company, nor Funding Corp. nor any of their respective Affiliates is in default under or with respect to any Collateral Document, Financing Document, Interim Financing Document or any provision of any other Project Document or other agreement, lease or instrument to which it is a party or by which it or its properties may be bound (which default or breach has not been permanently waived by the other party to such document). No Reimbursement Default or Reimbursement Event of Default has occurred and is continuing.

          (l) Payment of Taxes. Each of the Company, Funding Corp. and their respective Affiliates has filed or caused to be filed all tax returns which are required to be filed by it, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its assets and all other taxes, fees or other charges imposed on it by any Governmental Authority, other than taxes and assessments the payment of which are subject to a Good Faith Contest.

          (m) Collateral Documents. Upon execution and delivery thereof, the provisions of the Collateral Documents create, in favor of the Collateral Agent, legal, valid and enforceable Liens on or security interest in all of the Collateral covered thereby, and on or prior to the Issuance Date all necessary and appropriate recordings and filings will have been effected in all necessary and appropriate public offices so that on the Issuance
Date each Collateral Documents will constitute a perfected Lien on all right, title, estate and interest of the Company, Funding
Corp. and the Partners in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens.

          (n) Delivery of Project Agreements. The Bank has received a complete copy of each Project Agreement in effect on the Issuance Date (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, and all amendments and supplements thereto, if any) which have been executed and delivered prior to or on the Issuance
Date. None of such Project Agreements has been otherwise amended, modified or terminated, and all such Project Agreements are in full force and effect. Each Project Agreement assigned to the Company has been duly and validly assigned. Such assignments are not subject to rescission and have been duly and validly consented to by the parties to such Agreement and the obligations thereunder have been duly and validly assumed by the Company.

          (o) Disclosure. No representation, warranty or other statement made by the Company or Funding Corp. in this Agreement, in any other Transaction Document or in any document provided by the Company or Funding Corp. or any of their respective Affiliates to the Bank, the Independent Engineer, the Gas Consultant or the Insurance Consultant contains any untrue statement of a material fact or omits (as of the date made or furnished) any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made and nothing has occurred since the date on which such representations, warranties or statements were made to render them untrue or misleading (other than in any such case, with respect to the identity of the Person making such representation, warranty or statement). There is no fact known to the Company, Funding Corp. or any of their respective affiliates with respect to the Project, the Company, Funding Corp. the General Partner, any Limited Partner or the Project Documents which has been disclosed in writing to the Bank and which materially adversely affects, or which could reasonably be expected to material affects, or which could reasonably be expected to materially adversely affect, the Company, Funding Corp., the General Partner, the Project or the value of Collateral Agent's security interest in the Collateral in the future.

          (p) Status. (i) The FERC Order granting PRC's application for certification of the Project as a qualifying cogeneration facility was issued on August 4, 1989. The Company's Self
Certification Filing has been filed with FERC. Except as set forth in the Self Certification Filing, no facts contained in PRC's original application for certification of the Project as a Qualifying Facility or stated in such original certification order by the FERC have changed (other than any such fact that would not adversely affect the Project's status as a Qualifying
Facility).  The Project is a Qualifying Facility.

               (i) Neither the Company, Funding Corp., the General Partner, nor any Limited Partner is an "investment company" or a company
"controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               (ii) Neither the Company, Funding Corp., the General Partner, nor any Limited Partner is a "holding company" or a "subsidiary company" of a "holding company" within the meaning of PUHCA.

               (iii) Neither the General Partner nor the Limited Partner is an "electric utility," an "electric utility holding company," or a wholly- or partially-owned subsidiary of an "electric utility" or an "electric utility holding company," within the meaning of PURPA and the regulations promulgated thereunder, or a person primarily engaged in the generation or sale of electric power (other than electric power from qualifying cogeneration facilities or qualifying small power production facilities) within the meaning of PURPA and the regulations promulgated thereunder.

               (iv) The Company is exempt from the provisions of the Federal Power Act, as amended, except for the provisions set forth in Subpart F of 18 C.F.R. Part 292.601, and neither the Company nor the General Partner is a public utility under the laws of the State or North Carolina and each of the Company and PRC has complied with the applicable provisions of the Power Plant and Industrial Fuel Use Act of 1978, as amended.

               (v) The Bank will not be deemed, by reason of any transaction contemplated by any of the Transaction Documents, to be subject to regulation under (i) PUHCA, (ii) the Federal Power Act, (iii)
PURPA, (iv) any other Federal law regulating the generation, transmission or sale of electricity under which the Bank would be deemed to be the generator, transmitter or seller of such electricity, or (v) any laws of the State of North Carolina respecting the rates of public utilities and the financial and organizational activities of utilities.

          (q) Useful Life. As of the Closing Date, the useful life of the Project as a whole, with the contemplated maintenance customarily associated with similar operations, will be not less than the remaining term of the VEPCO Power Purchase Agreement
(without giving effect to any extension of such term provided for in Section 5.2 of such agreement).

          (r) Utility Services. All electricity, water, water rights and other utilities (including natural gas utilities) necessary for the operation of the Project as contemplated by the Project Agreements will be available in adequate amounts and on a timely basis to meet the requirements necessary for the operation and maintenance of the Project for its useful life consistent with cash flows for the Company previously delivered to the Bank; provided, that natural gas supply and transportation may be subject to interruption from time to time.

          (s) Solvency. On the Issuance Date, after giving effect to the transactions contemplated by this Agreement and each of the Transaction Documents, each of the Company and Funding Corp. is solvent. For purposes of the foregoing, "solvent" as to any Person shall mean that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, will exceed its liabilities, including contingent liabilities, (ii) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted, and (iii) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of the foregoing definition, "debt" means any liability on a claim, and "claim" means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or
(y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.
With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

          (t) Additional Documents. On the Issuance Date, all the representations and warranties contained in the Bond Purchase
Agreement, the Collateral Documents and the Interim Financing
Documents are true and correct in all material respects.

          (u) Environmental. The Company, Funding Corp., the Project and the Site are in compliance with all applicable Environmental
Laws except where such non-compliance could not reasonably be expected to result in a Material Adverse Change or in remediation costs in excess of $150,000 and could not reasonably be expected to result in the imposition of a Lien by any Government Authority or in any enforcement action by any Governmental Authority seeking damages in excess of $150,000 or seeking remediation the cost of which is reasonably estimated to be in excess of $150,000. No Hazardous Material or underground storage tank is located on, under or about, nor has there been a Release of any Hazardous Material to or from the Site (or any other property with respect to which the Company or Funding Corp. has or may have retained or assumed liability for environmental conditions or compliance) in a manner (i) which violates any Environmental
Law, (ii) for which cleanup or remedial action of any kind that could reasonably be expected to result in a Material Adverse
Change or in remediation costs in excess of $150,000 is required under any Environmental Law or (iii) which could reasonably be expected to result in the imposition of a Lien by any Governmental Authority or in any enforcement action by any Governmental Authority seeking damages in excess of $150,000 or seeking remediation the cost of which is reasonably estimated to be in excess of $150,000.

          7. Affirmative Covenants. The Company and Funding Corp., jointly and severally, covenant and agree that, so long as the Letter of Credit shall remain outstanding hereunder and until payment in full of all the Obligations of the Company:

          (a) Maintenance of Existence, Properties, Etc. (i) The Company shall preserve and maintain (x) its legal existence, as a limited partnership in good standing under the laws of the State of Delaware, (y) its qualification to do business and good standing as a foreign limited partnership in North Carolina and in every other jurisdiction where the ownership of its property and the nature of its business require it to be so qualified and
(z) all its rights, licenses, patents, exemptions, privileges and franchises necessary for the proper operation of the Project and the maintenance of its existence except, in each case, where the failure to so preserve and maintain could not reasonably be expected to result in a Material Adverse Change.

          (i) Each of Funding Corp. and the General Partner shall preserve and maintain (x) its legal existence, as a corporation organized and in good standing under the laws of the State of Delaware, (y) its qualification to do business and good standing as a foreign corporation in North Carolina and in every other jurisdiction where the ownership of its property and the nature of its business require it to be so qualified and (z) all its rights, licenses, patents, exemptions, privileges and franchises necessary for the maintenance of its existence except, in each case, where the failure to so preserve and maintain could not reasonably be expected to result in a Material Adverse Change.

          (ii) Each of the Company and Funding Corp. shall comply with the Partnership Agreement of the Company or the Certificate of Incorporation and by-laws of Funding Corp., as the case may be.

          (iii) The Company will maintain and operate the Project, or cause the Project to be maintained and operated, in good order and repair, ordinary wear and tear excepted, and, substantially in accordance with Prudent Engineering and Operating Practices.

          (iv) Each of the Company and Funding Corp. shall obtain and maintain, or cause to be obtained and maintained in full force and effect all Governmental Approvals required to be obtained by or on behalf of the Company or Funding Corp., as applicable, (x) to conduct its business pursuant to the Project Documents and the Non-Material Agreements and (y) to perform its obligations under the Project Documents, except, in either case, where failure to so obtain or maintain such Governmental Approval could not reasonably be expected to result in a Material Adverse Change.
Each of the Company and Funding Corp. shall use its best efforts to obtain or cause to be obtained all Governmental Approvals necessary in connection with the Additional Contracts to conduct its business pursuant to the Project Documents and the Non-
Material Agreements, in each case as promptly as practicable but in any event no later than the date required to be obtained hereunder or under any other Project Documents.

          (v) The Company shall preserve good title or valid leasehold rights to the interests in the Site and the tangible personal property forming a part of the Collateral purported to be subject to the Lien of the Collateral Documents to which it is a party
(other than property subject to an Event of Loss, an Event of Eminent Domain or a Title Event or property disposed of pursuant to Section 8(f)), subject only to Permitted Liens.

          (b) Compliance with Laws. Each of the Company and Funding Corp. (i) shall comply with all Laws applicable to it (except where the failure to do so, could not reasonably be expected to result in a Material Adverse Change) and (ii) shall obtain, maintain and comply with all Government Approvals as shall now or hereafter be necessary under applicable Law in each case in connection with the ownership, operation or maintenance of the Project or the making and performance by the Company of any material provision of the Project Documents to which it is a party (except where the failure to do so, could not reasonably be expected to result in a Material Adverse Change), and the Company shall, upon request, promptly furnish copies of each such Government Approval to the Bank.

          (c) Litigation. Each of the Company and Funding Corp. shall promptly furnish to the Bank after the Company becomes aware of the commencement thereof, written notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Company which, if determined adversely to the Company and when aggregated with any other such pending actions could result in a judgment against the Company of $50,000 or more. Each of the Company and Funding Corp. shall also notify the Bank if any such action, suit or proceeding against it is threatened.

          (d) Maintenance of Project. The Company shall cause the Project and any properties now or hereafter owned or leased by it to be operated and maintained (i) in good repair, working order and condition and in accordance with Prudent Engineering and Operating Practices as approved by the Independent Engineer, and
(ii) in accordance with the terms and conditions of the Project Agreements; provided, that the Company's obligations under this subsection (d) shall be suspended so long as such obligations are relieved pursuant to the Force Majeure provisions, if any, of the Project Agreements.

          (e)       Reporting Requirements.  The Company shall:

          (i) furnish, to the Bank as soon as practicable and in any event within 75 days (or, if such statements are filed with or incorporated into financial statements filed with the SEC, within five days of such filing) after the end of the first, second and third fiscal quarters of each fiscal year of the Company, an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of such quarter and the related consolidated and consolidating statements of operations, including cash flows and partners' capital of the Company for such quarter and (in the case of the first, second and third fiscal quarters) for the portion of the fiscal year ending with the last day of such quarter (prepared on a basis consistent with that used in the preparation of corresponding figures for the preceding fiscal year), setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year and accompanied by a certificate of the chief financial officer of the General Partner of the Company to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company on the dates and for the periods indicated in accordance with GAAP, subject to normal recurring year-end adjustments;

          (ii) furnish to the Bank as soon as practicable and in any event within 135 days (or, if such statements is filed with or incorporated into financial statements filed with the SEC, within five days of such filing) after the end of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such year and the related consolidated and consolidating statements of operations, income, cash flows and partners' capital of the Company for such fiscal year (prepared on a basis consistent with that used in the preparation of corresponding figures from the preceding fiscal year) setting forth in each case in comparative form corresponding figures from the preceding fiscal year and with the opinion thereon (which shall not contain any "going concern" or similar limitation) by Price Waterhouse LLP, or another firm of independent public accountants of recognized national standing, accompanied by a report of such accounting firm stating that, in the course of its regular audit of the consolidated financial statements of the Company, which audit was conducted in accordance with GAAP, such accounting firm has obtained no knowledge of any Reimbursement Default or Reimbursement Event of Default, or, if in the opinion of such accounting firm a Reimbursement Default or Reimbursement Event of Default has occurred and is continuing, a statement as to the nature thereof;

          (iii) furnish to the Bank with each quarterly and annual financial statement submitted pursuant to clauses (i) and (ii) above:

          (x) calculations of the Debt Service Coverage Ratio for such fiscal quarter or fiscal year and for the immediately preceding three fiscal quarters (commencing
     September 30, 1996); and

          (y) a certificate of an authorized officer of the General Partner of the Company stating that all routine maintenance to the Project has been performed substantially in accordance with the operation and maintenance procedures during such quarter or year; and

          (z) a certificate of the chief financial officer of the General Partner of the Company and the chief financial officer of Funding Corp. stating that no Reimbursement Default or Reimbursement Event of Default has occurred and is continuing or, if such statement cannot be so certified, specifying in reasonable detail such Default or Event of Default and the actions taken or proposed to be taken with respect thereto;

          (iv) furnish to the Bank with each annual financial statement submitted pursuant to clause (ii) above a certificate from an authorized officer of the General Partner of the Company and an authorized officer of Funding Corp. (w) confirming that all insurance policies required pursuant to Section 7(g) are in full force and effect on the date thereof, (x) confirming the names of the companies issuing such policies, (y) confirming the amounts and expiration dates of such policies, and (z) stating that such policies comply with the requirements of Section 7(g);

          (v) furnish to the Bank, as soon as practicable following the performance of scheduled major maintenance of the Project, a certificate of an authorized officer of the General Partner of the Company stating that such work was performed substantially in accordance with the Operation and Maintenance Procedures and a certificate of the Independent Engineer verifying the information contained in such officer's certificate; and

          (vi)   furnish to the Bank each of the following items:

                    (q)  promptly after the Company or Funding
          Corp. becomes aware of the occurrence and continuance thereof, written notice of the occurrence of any event or condition which constitutes a Reimbursement Default or Reimbursement Event of Default, specifically describing such Default or Event of Default and describing any action being or proposed to be taken with respect thereto;

                    (r)  promptly after the Company or Funding
          Corp. becomes aware of the occurrence and continuance thereof, written notice of the occurrence of any Event of Eminent Domain, Event of Loss or Title Event that could reasonably be expected to give rise to Eminent Domain Proceeds, Casualty Proceeds or Title Insurance Proceeds, as the case may be, in an amount in excess of $100,000 and a certificate of an authorized officer of the General Partner of the Company setting forth the details of such Event of Eminent Domain, Event of Loss or Title Event and the action which the Company and Funding Corp. are taking or propose to take with respect thereto;

                    (s)  promptly after the Company or Funding
          Corp. becomes aware of the existence thereof, written notice of the existence of any defect of title, any Lien or any encumbrance on the Mortgaged Property that could reasonably be expected to give rise to Title Insurance Proceeds in an amount in excess of $250,000 and a certificate of an authorized officer of the General Partner of the Company and Funding Corp. setting forth the details of such defect of title, Lien or encumbrance and the action which the Company and Funding Corp. or the Title Company is taking or proposes to take with respect thereto;

                    (t)  promptly and in any event within five
          Business Days after receipt thereof by the Company or Funding Corp., written notice and copies of all notices, complaints, summons, or any other notifications received by the Company from any Governmental Authority relating to Environmental Claims that could reasonably be expected to exceed $50,000, and copies of all material communications with any Governmental Authority or other Persons regarding such notices, complaints, summons or other notifications with copies delivered concurrently to the Independent Engineer;

                    (u)  promptly after the Company or Funding
          Corp. becomes aware thereof, (1) written notice of any Release of any Hazardous Material, regardless of the date of such Release, at, in, on, under or from the Site, or any part thereof that is required to be reported to any Governmental Authority or that could reasonably be expected to result in any ordered remediation or corrective action or obligation and (2) copies of all communications with any Governmental Authority or other Persons regarding the Release of any Hazardous Materials;

                    (v)  promptly after the Company or Funding
          Corp. becomes aware of the occurrence thereof, written notice of the occurrence of any event or condition which constitutes a default under any Project Agreement, specifically stating that such event or condition has occurred and describing it and any action being proposed to be taken with respect thereto;

                    (w)  promptly after receipt thereof, a copy
          of each notice, demand or other communication delivered to the Company or Funding Corp. pursuant to any Project Agreement to which the Company or Funding Corp. is a party relating to the assertion of nonperformance of any covenant of or a default under any Project Agreement;

                    (x)  promptly and in any event within five
          Business Days after the Company or Funding Corp. becomes aware of the occurrence of any of the following with respect to any Plan (including without limitation any Plan of a Commonly Controlled Entity) as to which the Company or Funding Corp. may have liability, written notice thereof, describing the same and steps being taken by the Company or Funding Corp., as applicable, with respect thereto: (1) the acquisition of a Commonly Controlled Entity, (2) the occurrence of a Reportable Event (as defined in Section 4043 of ERISA) with respect to any such Plan, (3) the institution of steps to withdraw from any such Plan,
          (4) the institution of any steps to terminate any such Plan, (5) the failure to make a required contribution to any such Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA or Section 412 of the Code, (6) the taking of any action with respect to any such Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Plan, or (7) the occurrence of any event or events with respect to any such Plan or Plans which individually or in the aggregate could result in material liability for the Company;

                    (y)  each document delivered to the Trustee
          or any holder under the Indenture and not otherwise delivered to the Bank; and

                    (z)  from time to time, such other
          information or documents (financial or otherwise) as the Bank may reasonably request.

          (vii) furnish to the Bank and the Independent Engineer annually, at least sixty (60) days prior to the beginning of each fiscal year for which an Operating Plan and an Operating Budget is required pursuant to Section 7(n), a plan of the schedule operation of the Project (an "Operating Plan") and an Operating Budget for such fiscal year; provided that if the Company has not adopted an annual Operating Budget before the beginning of fiscal year of the Company, the Operating Budget for the preceding fiscal year shall, until the adoption of an annual Operating Budget, be deemed to be in full force and effect as the annual Operating Budget.

          (f) Site Taxes.  (i) The Company shall use its best efforts
(x) to cause the Site to be replatted, as promptly as practicable after the Issuance Date, as a parcel separate and distinct for tax assessment purposes, from the real property of The Bibb
Company which includes, or is contiguous to, the Site, or (y) to obtain, as soon as practicable after the Issuance Date, a nondisturbance agreement, satisfactory in form and substance to the Bank from each taxing authority that assesses or collects real property taxes on such real property in which such taxing authority covenants that (A) if the event of the foreclosure of any Lien arising from the failure to pay such real property taxes, it will not disturb the Site Lease and (B) before any such foreclosure, it shall first notify the Company and provide an opportunity to the Company to discharge such Lien.

          (ii) Upon the occurrence of either of the events described in clauses (x) or (y) of Section 7(f), the Company shall deliver to the Bank a certificate of an authorized officer of the General partner of the Company stating that such event shall have occurred, together with appropriate evidence of the applicable replatting or an executed copy of the nondisturbance agreement. Prior to the delivery of such certificate, the Company shall also deliver to the Bank any notification or other written communication it may receive from a tax authority or The Bibb Company concerning the assessment of, or failure to pay, real property taxes on the real property of The Bibb Company referred to in such clauses promptly after receipt of such notification or other written communication.

          (g) Insurance. (i) Subject to clause (vi), the Company shall at all times effect, maintain and keep in force, or cause to be effected, maintained and kept in force, insurance sufficient to satisfy the limits and coverage provisions listed below and the requirements, if any, set forth in the Project Documents. Such insurance shall be with responsible insurance carriers which are authorized to do business in the State of North Carolina and have an Insurance Reports Rating from A.M.
Best Company, Inc. of "A" or better and a financial size category of "VIII" or higher:

                    (r)  Workers' Compensation Insurance:
          Workers' compensation insurance as required by applicable state laws, and employer's liability insurance with a $1,000,000 minimum limit per accident.

                    (s)  General Liability Insurance:
          Comprehensive general liability insurance on an occurrence basis against claims for personal injury (including bodily injury and death) and property damage liability. Such insurance policy shall include insurance with respect to product/completed operations, blanket contractual, broad form property damage, explosion, collapse and underground hazards, contractor's protective, owner's protective and personal injury liability with minimum limits of liability of at least $1,000,000 per occurrence for combined single limit bodily injury and property damage and at least $2,000,000 in the aggregate.

                    (t)  Automobile Liability Insurance:
          Comprehensive automobile liability insurance against claims for bodily injury and death and property damage liability covering all owned, non-owned and hired vehicles with limits of liability of $1,000,000 each occurrence for combined single limit bodily injury and property damage, including a Motor Carrier's Act Endorsement, if required by applicable law.

                    (u) Excess Insurance: Umbrella liability or excess liability insurance with a limit of $9,000,000 per occurrence and $9,000,000 aggregate in excess of and following the terms of the underlying insurance set forth in clauses (r), (s) and (t) above.

                    (v)  Physical Damage Insurance:  Property
          damage insurance on an "All Risk" basis including coverage against damage or loss caused by earth movement and flood and providing (1) coverage for the Project in a minimum aggregate amount equal to the "full insurable value" of the Project, (2) transit coverage, with sub-limits sufficient to insure the full replacement value of all property or equipment removed from the Project, and (3) coverage for foundations and other property below the surface of the ground. For purposes of this clause (v) and clauses (w) and (x) below, (A) the Project shall be deemed to include steam and electrical transmission lines, gas pipeline interconnection facilities (but excluding below-ground gas pipelines), fuel storage and handling facilities, and all equipment related to any of the foregoing in which the Company has an insurable interest and (B) "full insurable value" shall mean the full replacement value of the Project, including any improvements, equipment, fuel and supplies, without deduction for physical depreciation and/or obsolescence. All such policies may have deductibles of not greater than $50,000 (except that with respect to the 40 Megawatt Gas Turbine Generator, the 80 Megawatt Gas Turbine Generator, and the 60 Megawatt Steam Turbine Generator, such deductible amount may exceed $50,000 but shall not exceed $150,000) in each case for any one loss except for earth movement and flood which will have the lowest deductible available (in the opinion of the Bank) on commercially reasonable terms in the insurance market place. Such insurance shall provide for increased cost of construction, debris removal, and loss to undamaged property as the result of enforcement of building laws or ordinances.

                    (w)  Boiler and Machinery:  Boiler and
          machinery insurance on the Project (as described in clause (v) above), on a comprehensive form in an amount necessary to insure all equipment on a replacement value basis subject to a deductible amount determined by the Agent to be reasonably and commercially available, not to exceed $150,000 (except that with respect to the 60 Megawatt Steam Turbine Generator such deductible amount may exceed $150,000 but shall not exceed $250,000) in each case for any one loss. The insurance limits are to be determined with reference to the maximum foreseeable loss.

                    (x)  Business Interruption Insurance:
          Business interruption insurance covering debt service and other fixed expenses attributable to the Project by reason of total or partial suspension or delay of, or interruption in, the operation of the Project caused by loss or damage to, or destruction of, the Project, or equipment as a result of the perils covered in clauses
          (v) through (vi) above. The policy is to include contingent coverage to insure debt service. This policy is to be subject to a deductible amount determined to be reasonably and commercially available, not to exceed thirty days. Coverage will be in a minimum amount required to cover a period of suspension or delay of at least twelve (12) calendar months.

                    (y)  Title Insurance:  Title insurance
          policies covering the Project in the following amounts:
          (A) with respect to the First Mortgage, in an initial amount of $116,350,000 and (B) with respect to any other Indebtedness permitted hereunder and secured by any Additional Mortgages, in an amount equal to not less than 75% of the principal amount of such additional outstanding permitted Indebtedness.

                    (z)  Liability Limits:  Notwithstanding the
          above, in no event shall the insurance maintained under this Agreement cover fewer risks or have coverage in amounts less than that required under the Indenture.

          (i) The Collateral Agent shall be named as sole loss payee, under a standard lenders loss payable clause or mortgage endorsement substantially equivalent to the North Carolina standard mortgage endorsement or lenders loss payable endorsement form 438 BFU, without contribution, under insurance policies required by clauses (w) and (x) of Section 7(g)(i). The
Collateral Agent, the Bank and the Trustee shall be added as additional insured with respect to the coverage required by clauses (s), (t) and (u) of Section 7(g)(i) and such insurance shall be primary without right of contribution of any other insurance or self-insurance carried by or on behalf of the Collateral Agent, the Independent Engineer, the Bank or the
Trustee, with respect to its interest as such in the Project and each policy shall contain a severability-of-interests or cross-liability provisions. Insurance policies required under clauses
(v), (w) and (x) of Section 7(g)(i) shall be endorsed with an agreed amount clause or waiver of co-insurance.

          (ii) The insurance carried in accordance with Section 7(g)(i) (other than title insurance) shall be endorsed as follows:

                    (x)  All insurers shall waive all rights of
          subrogation against the Collateral Agent and its officers, employees, agents, successors and assigns, and shall waive any right of set-off and counterclaim and any other right to deduction whether by attachment or otherwise; and

                    (y)  if, at any time, such insurance is
          canceled, or any substantial change is made in the coverage which affects the interests of the Collateral Agent, such cancellation or change shall not be effective as to the Collateral Agent for thirty days, except for nonpayment of premium, which shall be ten days, after receipt by the Collateral Agent of written notice from such insurer of such cancellation or change.

          (iii) Upon procurement by the Company of the insurance set forth in Section 7(g)(i), the Company shall furnish to the Collateral Agent, the Bank and the Trustee certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer, where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, the risks covered thereby and the policy term. The Company will promptly furnish to the Bank copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the Project.

          (iv) Within ten (10) days after the certification referred to in clause (iv) above, the Company shall furnish to the Collateral
Agent and the Trustee a report of its insurance broker stating that all premiums then due have been paid and a certificate of the Insurance Consultant stating that, in the opinion of Insurance Consultant, the insurance then carried and maintained is in accordance with the terms hereof.

          (v) If at any time any of the insurance required pursuant to
Section 7(g)(i) shall no longer be available on commercially reasonable terms, the Company, as promptly as practicable, shall procure substitute insurance coverage that is the most equivalent to the required coverage and available on commercially reasonable terms. The Company shall deliver to the Bank a certificate of the Insurance Consultant stating that the required insurance coverage is no longer available on commercially reasonable terms and that the proposed substitute insurance coverage is the most equivalent to the required coverage available on commercially reasonable terms. For purposes of this Section 7(g), insurance shall be deemed to be available on "commercially reasonable terms", unless the Bank (in consultation with the Insurance Consultant) reasonably concludes that such insurance is obtainable only at excessive cost which is not justified in terms of the risk to be insured and such insurance is generally not being carried by or applicable to cogeneration facilities similarly situated to the Project because of such excessive costs.

          (vi) The loss, if any, under any insurance required to be carried under clauses (v), (w), (x) and (y) of Section 7(g)(i) shall be adjusted with the insurance companies or otherwise collected, including the filing in a timely manner of appropriate proceedings, by the Company, subject to the approval of the Bank if such loss is in excess of $250,000. In addition, the Company shall take all other steps necessary, or, if such loss is in excess of $250,000, requested by the Bank in consultation with the Insurance Consultant, to collect from insurers any loss covered by any of the insurance policies in Section 7(g)(i). All such policies shall provide that the loss, if any, under such insurance shall be adjusted and paid as provided in this Section 7(g).

          (vii) The Company and Funding Corp. shall promptly notify the Bank of any loss covered by any insurance required by Section 7(g)(i) in excess of $100,000. The Company and the Bank shall cooperate and consult with each other in all matters pertaining to the settlement or adjustment of any and all claims and demands for damages on account of any Event of Eminent Domain or pertaining to the settlement, compromise or arbitration of any claim on account of any Event of Loss or Title Event. The
Company will not compromise, settle or consent to the settlement of any proceeding arising out of any Event of Loss, Event of Eminent Domain or Title Event, if the amount of the related claim exceeds $100,000, unless the terms of such compromise, settlement or consent to settlement are concurred with by the Bank (in consultation with the Independent Engineer and the Insurance Consultant); provided that if a Reimbursement Default has occurred and is continuing, the Company will not settle, compromise or consent to the settlement of any proceeding arising out of such Event of Loss, Event of Eminent Domain or Title Event without the prior written consent of the Bank.

          (viii) Nothing contained in this Agreement shall impose on the Bank any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Company nor shall the Bank be responsible for any representations or warranties made by or on behalf of the Company to any insurance company or underwriter.

          (ix) The Company hereby waives any and every claim for recovery from the Bank for any and all loss or damage coverage by any of the insurance policies to be maintained hereunder to the extent that such loss or damage is recovered under any such policy.
Inasmuch as the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other Person), the Company shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

          (x) The Company shall cause the Operator to procure and maintain in full force and effect at all times, or shall procure and maintain on behalf of the Operator, liability and worker's compensation insurance for coverage and limits not less than what is currently required in the Operations and Maintenance Agreement.

          (xi) Notwithstanding anything to the contrary set forth in this
Section 7(g), except with respect to business interruption insurance, no insurance required to be maintained hereunder shall be subject to a deductible in excess of $50,000 per occurrence or in such other amount determined to be reasonably and commercially available and acceptable to the Bank.

          (xii) The Company will comply, or cause compliance, at all times with the insurance requirements contained in the Project
Documents to which it is a party.

          (xiii) The Company will deliver to the Bank, on or prior to the expiration date of each insurance policy required to be maintained by it pursuant to this Section 7(g), a certificate executed by the insurer or its duly authorized agent evidencing the continuance of such insurance policy (or, upon request, a certified copy of such insurance policy).

          (xiv) If at any time the Company fails to maintain insurance of the type and in the amounts required under this
Section 7(g), without otherwise limiting the Bank's rights under
Section 9, the Bank may elect to purchase such insurance on behalf of the Company and any amounts so expended together with interest thereon at a rate of 4% in excess of the prime rate announced from time to time by the Bank shall be additional Obligations of the Company.

          (h) Books and Records. The Company and Funding Corp. shall at all times keep proper books and records of all its business and financial affairs in accordance with GAAP. The Company shall keep books of account or records concerning its accounts, inventory, contract rights, equipment and proceeds at its principal offices located at 4100 Spring Valley, Dallas, Texas
75244. The Company shall not change its name or the location of its principal office without providing at least 60 days prior notice thereof to the Bank and the Collateral Trustee. The
Company shall at all times cause a complete set of the Operation and Maintenance Procedures, including, without limitation, documents relating to preventive maintenance, spare parts and operating hours, relating to the Project to be maintained at the Project.

          (i) Right of Inspection. (i) Subject to requirements of applicable Law and safety requirements, the Company and Funding Corp. shall permit the Bank, the Independent Engineer, the Collateral Agent, the Depositary Agent, the Gas Consultant or any agents or representatives of any of the foregoing, from time to time during normal business hours (x) to conduct reasonable inspections and examinations of the Project and the records the Company and Funding Corp. relating to the Project and (y) to discuss the affairs, finances and accounts of the Company and Funding Corp. with the officers of the General Partner of the Company and officers of Funding Corp. and independent accountants of the Company and Funding Corp., all upon reasonable notice (which, in any period in which a Reimbursement Default does not exist, shall be at least five Business Days prior to the inspection or meeting) and at such reasonable times as the Bank, the Independent Engineer, the Collateral Agent, the Depositary Agent or the Gas Consultant may desire.

          (i) On the written request of the Bank or the Collateral Agent, at any time and from time to time during any period in which a Reimbursement Default exists, the Company and Funding
Corp. will provide, at their sole cost and expense, an environmental site assessment report in scope reasonably acceptable to the Bank concerning the Site and any operations thereon, prepared by an environmental consulting firm approved by the Bank indicating the presence or absence of Hazardous
Materials and compliance with Environmental Laws including the potential cost of any removal or remedial action in connection with any Hazardous Materials on or under such Site and the potential cost for coming into compliance. If the Company or Funding Corp. fails to provide such information, after forty-five
(45) days notice, the Bank or the Collateral Agent may order the same, and the Company and Funding Corp. shall each grant and do hereby each grant to the Bank and the Collateral Agent and their agents access to the Site and specifically grant the Bank and the Collateral Agent and their agents, as the case may be, an irrevocable non-exclusive license to undertake such an assessment.

          (j) Compliance With Environmental Laws.  (i) The Company
(x) shall comply with all Environmental Laws and Governmental Approvals applicable to the ownership, operation or use of the Site (or other property with respect to which the Company or Funding Corp. has or may have retained or assumed liability for environmental conditions or compliance) or the Project, and shall use commercially reasonable efforts to cause all tenants, operators, lessees, employees, invitees, licensees, contractors, sub-contractors, agents, representatives, affiliates, consultants and other persons occupying the Site (or other property with respect to which the Company or Funding Corp. has or may have retained or assumed liability for environmental conditions or compliance) or the Project to comply with all such Environmental Laws, in either case except any such noncompliance which could not reasonably be expected to result in a Material Adverse Change and (y) shall promptly pay or cause to be paid when due all costs and expenses incurred in connection with such compliance as such costs and expenses become due and payable (unless the payment of any such costs or expenses is being contested in good faith by the Company and the Company has set adequate reserves as required by GAAP and such contest does not subject the Company or the Project to civil or criminal sanctions, and could not reasonably be anticipated to cause a Material Adverse Change.

          (i) Neither the Company nor any of its Affiliates shall generate, use, treat, store, release, dispose of, arrange for the disposal of or transport or permit the generation, treatment, storage, release, disposal or transportation of Hazardous
Materials in, on, at, under, from or to the Site (or other property with respect to which the Company or Funding Corp. has or may have retained or assumed liability for environmental conditions or compliance) or the Project or onto any other property, except, in all events, in compliance with all applicable Environmental Laws.

          (ii) The Company shall conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from the Site (or other property with respect to which the Company or Funding Corp. has or may have retained or assumed liability for environmental conditions or compliance) and any operations thereon in accordance with the requirements of all applicable Environmental Laws, and in accordance with orders and directives of all Governmental Authorities (unless such action is being contested in good faith by the Company and the Company has set adequate reserves as required by GAAP and such contest does not subject the Company or the Project to civil or criminal sanctions, and could not reasonably be anticipated to cause a Material Adverse Change).

          (k) Event of Eminent Domain; Event of Loss; Title Event.
(i) If an Event of Eminent Domain shall occur with respect to any Collateral, the Company (w) shall promptly, upon receipt of any such threat, provide written notice to the Bank, (x) shall diligently pursue all its rights to compensation against the appropriate Governmental Authority in respect of such Event of Eminent Domain, (y) shall not, without the consent of the Bank, compromise, settle or consent to the settlement of any claim against the appropriate Governmental Authority, and (z) shall hold all amounts and proceeds (including instruments) received in respect of any Event of Eminent Domain (after deducting all reasonable expenses incurred by it in litigating, arbitrating, compromising, sealing or consenting to the settlement of any claims against the appropriate Governmental Authority) ("Eminent Domain Proceeds") in trust for the benefit of the Collateral
Agent segregated from other funds of the Company or any Affiliate.

          (i) If (x) an Event of Loss shall occur with respect to any Collateral, the Company shall (1) diligently pursue all its rights to compensation against any Person with respect to such Event of Loss, (2) with the consent of the Bank shall compromise, settle or consent to the settlement of any claim against any Person with respect to such Event of Loss, and (3) hold all Casualty Proceeds (including instruments) received in respect of any Event of Loss (after deducting all reasonable expenses incurred by it in litigating, arbitrating, compromising, settling or consenting to the settlement of any claims) in trust for the benefit of the Collateral Agent segregated from other funds of the Company and its Affiliates and promptly deposit all such Casualty Proceeds in the Project Revenue Fund, segregated from all other moneys or (y) a Title Event shall occur with respect to the Mortgaged Property, the Company shall (1) diligently pursue all its rights to compensation against the Title Company with respect to such Title Event, (2) with the consent of the Bank shall compromise, settle or consent to the settlement of any claim against the Title Company with respect to such Title Event, and (3) hold all Title Insurance Proceeds (including instruments) received in respect of any Title Event (after deducting all reasonable expenses incurred by it in litigating, arbitrating, compromising, settling or consenting to the settlement of any claims) in trust for the benefit of the Collateral Agent segregated from other funds of the Company, Funding Corp. and their respective Affiliates and promptly deposit all such Title Insurance Proceeds in the Project Revenue Fund, segregated from all other moneys.

          (ii) If an Event of Loss, an Event of Eminent Domain or a Title Event shall occur, as soon as reasonably practicable, but no later than fifteen days after the date of receipt by the Company or the Collateral Agent of Eminent Domain Proceeds, Casualty
Proceeds or Title Insurance Proceeds, as the case may be, the Company shall make a reasonable good faith determination as to whether (x) the Project can be rebuilt, repaired or restored to permit operation of the entire Project on a Commercially Feasible
Basis, and (y) the Casualty Proceeds, the Eminent Domain Proceeds or the Title Insurance Proceeds, as the case may be, together with any other amounts that the Company is willing to commit to such rebuilding, repair or restoration are sufficient to permit such rebuilding, repair or restoration of the Project. The determination of the Company shall be evidenced by a certificate of an officer of the General Partner of the Company which, in the event the Company determines that the Project can be rebuilt, repaired or restored to permit operation of the entire Project or a portion thereof on a Commercially Feasible Basis and that the Casualty Proceeds, the Eminent Domain Proceeds or the Title
Insurance Proceeds, as the case may be, together with any other amounts that the Company and Funding Corp. are willing to commit to such rebuilding, repair or restoration are sufficient, shall also set forth a reasonable good faith estimate by the Company of the total cost of such rebuilding, repair or restoration. Such certificate shall be accompanied by an Independent Engineer's
Certificate, dated within five days of the date of such officer's certificate, stating that, based upon reasonable investigation and review of the determination made by the Company, the Independent Engineer believes the determination and the estimate of the total cost, if any, set forth in such officer's certificate to be reasonable.

          (iii) If the Casualty Proceeds, the Eminent Domain Proceeds or the Title Insurance Proceeds, as the case may be, from an Event of Loss or an Event of Eminent Domain or Title Event do not exceed $500,000 in the aggregate and such amount is sufficient to rebuild, repair or restore the Project to permit operation of the Project on a Commercially Feasible Basis, the Company shall not have to comply with the provisions of the third sentence of clause (iii) above and any Casualty Proceeds, the Eminent Domain Proceeds or the Title Insurance Proceeds, as the case may be, segregated in the Project Revenue Fund in accordance with
Section 3.1(a)(ii) of the Depositary Agreement shall be paid to the Company for payment of the cost of rebuilding, repair or restoration pursuant to the Depositary Agreement.

          (l) Annual Independent Engineer's Report. The Company shall cooperate with the Independent Engineer who shall deliver to the Bank, the Collateral Agent and the Depositary Agent annually, no less than thirty days before the end of the then current fiscal year of the Company, a report (the "Engineer's Annual Report") containing the following:

          (i) an Operating Budget for the next fiscal year and an Operating Plan for the next fiscal year if such Plan is required pursuant to Section 7(o);

          (ii) the schedule of the Major Maintenance Requirement and the schedule of major overhaul for the next five fiscal years, as determined by the Company and concurred with by the Independent Engineer, including any change in the timing of the scheduled major overhaul;

          (iii) a calculation of the projected Property Tax Requirement for the next fiscal year;

          (iv) a calculation of the Projected Debt Service Coverage Ratio (Three Months) for the next four succeeding three-month periods of the Company and the Annual Projected Debt Service Coverage Ratio;

          (v) a comparison of actual plant performance to expected performance, including, without limitation, a comparison of output, heat rate and on-line availability;

          (vi) an analysis of the causes for equipment, component and station forced outages;

          (vii) an evaluation of the Project's conformance with scheduled maintenance, preventive predictive maintenance and the spare parts program;

          (viii)      a review of the operations and outage plans;

          (ix)   a review of the results of all performance tests;

          (x)    a review of revenue records of the Project;

          (xi) a review of all reports of Governmental Authorities and environmental compliance matters with respect to the Project; and

          (xii) any other reports, information, or certificates as may be reasonably requested by the Bank.

          In connection with the preparation of the Engineer's Annual Report and any certification or information the Independent Engineer is required to deliver to the Bank, the Company shall cooperate with and provide to the Independent Engineer an Operating Plan and Operating Budget when required, pursuant to Section 7(o), an estimate of the Major Maintenance Requirement, a calculation of the Annual Projected Debt Service Ratio and all other information regarding the Project reasonably requested by the Independent Engineer.

          (m) Taxes. Each of Funding Corp. and the Company shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, could reasonably be expected to become a Lien (other than a Permitted Lien) upon its property. Funding Corp. and the Company may permit the taxes, assessments, charges, levies or claims so contested to remain unpaid during the period of any Good Faith Contest. Funding Corp. and the Company will promptly pay or cause to be paid any valid, final adjustment enforcing any such tax, assessment, charge, levy or claim and cause the same to be satisfied of record.

          (n) Performance of Project Documents. Each of Funding Corp. and the Company (i) shall perform and observe in all material respects all its covenants and agreements contained in each of the Interim Financing Documents, the Collateral Documents the Steam Sales Agreement and the VEPCO Power Purchase Agreement and (ii) shall perform and observe in all material respects its covenants and agreements contained in each of the other Transaction Documents to which it is a party except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

          (o) Operating Plan and Operating Budget. If, on any Funding Date occurring within any calendar year, the amounts in the Project Revenue Fund are not sufficient to make all the deposits in the Operating Fund, the Debt Service Fund, the Debt Service Reserve Fund, the Property Tax Fund, the Overhaul Fund and the other funds established pursuant to the Depositary Agreement required to be made on such Funding Date and to make the other payments contemplated by Section 3.1(b)(ii), (iii),
(iv) and (v) of the Depositary Agreement, then, not less than sixty days prior to the beginning of the next succeeding fiscal year (or if such Funding Date shall occur within such 60-day period, then no later than 60 days after such Funding Date), the Company shall prepare an Operating Plan and Operating Budget for such succeeding fiscal year and submit the Operating Plan and Operating Budget to the Bank for its approval. Within fifteen days after its receipt of the Operating Plan and Operating Budget, the Bank shall approve the same or notify the Company of the amendments that it wishes to make and the reasons therefor. If the Bank requests an amendment, the Company and the Bank shall endeavor in good faith to agree upon an Operating Plan and an Operating Budget within 15 days after receipt by the Company of the Bank's notification that it desires an amendment. If no agreement is reached within such 15-day period, the Operating Plan and Operating Budget, as amended by the Bank, shall constitute the Operating Plan and Operating Budget.

          (p) Further Assurances: Opinions of Counsel. (i) The Company and the Funding Corp. shall take or cause to be taken all action reasonably required to maintain and preserve the Lien in favor of the Collateral Agent provided for in the Collateral Documents. The Company and the Funding Corp. shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to the Liens granted in the Collateral Documents) reasonably required to maintain and preserve the Lien in favor of the Collateral Agent provided for in the Collateral Documents.

          (i) If requested by the Bank, the Company and Funding Corp. shall furnish to the Bank such Opinion or Opinions of Counsel stating that, in the opinion of such counsel, all filings necessary to establish, maintain, protect, perfect and continue the perfection of the Lien intended to be created by the Collateral Documents have been properly recorded, registered and filed and that all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the rights of the Collateral Agent for the benefit of the Secured Parties, or stating that, in the opinion of such counsel, no such action is necessary to establish, maintain, protect, perfect and continue the perfection of such Lien and security interest.

          (ii) (x) On or before each anniversary of the Issuance Date and (y) at any other time as the Bank may reasonably request in writing, including, but not limited to, in connection with a change or amendment in the Laws affecting any Lien created by the Collateral Documents, the Company and Funding Corp. shall furnish to the Bank, such Opinion or Opinions of Counsel as the Bank may reasonably request in writing (on or prior to the date ninety days prior to each of the dates referred to in clause (x) above with respect to the Opinion delivered thereunder either stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording and re-filing of the Collateral Documents and any other requisite documents and with respect to the execution and filing of any financing statements and continuation statements as is necessary to maintain the Lien created by the Collateral Documents and reciting the details of such action or stating that, in the opinion of such Counsel, no such action is necessary to maintain such Lien and security interest. Such Opinion of Counsel shall also describe the recording, filing, re-recording and re-filing of the Collateral Documents and any other requisite documents and the execution and filing of any financing statements and continuation statements that will, in the opinion of such Counsel, be required to maintain the Lien created by the Collateral Documents at least until the next regularly scheduled date set forth in clause (x) above on which an Opinion of Counsel may be required to be delivered pursuant to this Section
7(p)(iii).

Section 8. Negative Covenants. The Company and Funding Corp. each agree jointly and severally that, so long as the Letter of Credit is outstanding hereunder and until payment in full of all the Obligations, the Company and Funding Corp. shall not:

          (a) Prohibition of Fundamental Changes. (i) Enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate, wind-up or dissolve itself or discontinue its business;

               (ii) Neither the Company nor Funding Corp. shall acquire, by purchase or otherwise, all or substantially all the property or assets of, any Person, enter into any partnership or joint venture or make any equity or capital contribution to any Person.

          (b) Compliance with ERISA. (i) Enter into any prohibited transaction (as defined in Section 4975 of the Code, as amended, and in ERISA) involving any Plan which results in any liability of the Company or Funding Corp. to any Person which (in the reasonable opinion of the Bank) is material to the financial position or operations of the company or (ii) allow or suffer to exist any other event or condition known to the Company or Funding Corp. which results in any liability of the Company or Funding Corp. to the PBGC which (in the reasonable opinion of the Bank) is material to the financial position or operations of the Company or Funding Corp. For purposes of this Section 8(b), "liability" shall not include the contingent liability described in Sections 4201 and 4062 of ERISA or termination insurance premiums payable under Section 4007 of ERISA.

          (i) With respect to any Plan (including, without limitation, any Plan of a Commonly Controlled Entity) as to which Funding Corp. or the Company may have liability, (i) in the event there exists an Insufficiency with respect to such Plan which could result in a material liability to the Company or Funding Corp., no steps shall be taken by the Company or Funding Corp. to terminate such Plan, such Plan shall not be terminated, neither Funding Corp. nor the Company shall withdraw from or institute steps to withdraw from such Plan and no Reportable Event (as defined in Section 4043 of ERISA) with respect to such Plan shall occur, (b) neither Funding Corp. nor the Company shall permit a lien under Section 302(f) of ERISA or Section 412 of the Code,
(c) with respect to any such Plan that is a Multiemployer Plan, neither Funding Corp. nor the Company shall incur withdrawal liability to such Plan which, when aggregated with the present value of all other amounts required to be paid to Multiemployer Plans in connection with withdrawal liabilities (determined as of the date of notification of withdrawal liability), exceeds $100,000 in the aggregate or requires payments exceeding $100,000 per year in the aggregate and (d) neither Funding Corp. nor the Company shall permit any event or events to exist or transaction to occur with respect to any such plan or plans which individually or in the aggregate could result a material liability to Funding Corp. or the Company.

          (c) Indebtedness. Create or incur or suffer to exist any Indebtedness except:

               (i)       the Obligations; and

               (ii)      Indebtedness permitted under the Indenture;

provided that after giving effect to any additional Indebtedness not outstanding on the date hereof (x) no Reimbursement Default or Reimbursement Event of Default shall have occurred that is continuing and (y) the Debt Service Coverage Ratio of the Company on a pro forma basis for the prior four fiscal quarters is not less than 1.20:1.0.

          (d) Liens. Create or suffer to exist or permit any Lien upon or with respect to any of their respective properties, except for:

               (i) Liens specifically permitted or required by, or created by, the Indenture or any Collateral Document;

               (ii) Liens for taxes which are either not yet due, are due but payable without penalty or are being contested by Good Faith
Contest;

               (iii) any exceptions to title which are contained in the Title Policy delivered to the Collateral Agent; and

               (iv) Liens in connection with worker's compensation, unemployment insurance or other social security or pension obligations;

               (v) mechanic's, worker's, materialmen's, construction or other like Liens arising in the ordinary course of business or incident to the construction, repair or restoration of the Project (x) in respect of obligations which are not yet due or which are subject to Good Faith Contest or (ii) which are subject in full to surety bond or other similar arrangements or fully insured by the Title Policy;

               (vi) deposits or pledges to secure statutory obligations or appeals, releases of attachments, stays of execution or injunctions; performance bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of business;

               (vii) The Bibb Company's rights as lessor of the Site under the Site Lease;

               (viii)  Permitted Encumbrances (as defined in the
Mortgages);

               (ix) the right of first refusal in favor of VEPCO under the VEPCO Power Purchase Agreement;

               (x) the right of first refusal in favor of The Bibb Company under the Steam Sales Agreement;

               (xi) the option of North Carolina Natural Gas Corporation to purchase the Pipeline under the Pipeline Operating Agreement;

               (xii) judgment Liens, so long as (x) such judgment shall have been duly stayed, fully bonded or discharged prior to the earlier of the commencement of proceedings for the enforcement thereof or 60 days after such lien attached, (y) such judgment shall have been discharged before the expiration of any such stay and (z) such proceedings could not reasonably be expected to result in a Material Adverse Change; and

               (xiii)  Liens for utilities or similar purposes;
provided that, in each case, any such Lien could not reasonably be expected to result in a Material Adverse Change.

          (e) Guarantees. (i) Contingently or otherwise be or become liable, directly or indirectly, in connection with any Guarantee except:

               (u)  the Partnership Guarantee;

               (v) Guarantees arising in the ordinary course of business in an amount not to exceed $1,000,000 in the aggregate;

               (w)  indemnities or similar obligations with
     respect to unfilled materialmen's, mechanics, worker's, repairmen's, employee's or other like Liens arising in the course of construction, repair or restoration of the Project or in the ordinary course of operations or maintenance of the Project;

               (x) (1) indemnities, Guarantees for obligations other than Indebtedness or similar obligations, each as provided under or required by the Project Documents, and (2) such additional indemnities, Guarantees or similar obligations, each as provided under or required by the Project Agreements after the Issuance Date, provided that such indemnity, Guarantee, or similar obligation could not reasonably be expected to result in a Material Adverse Change (assuming such indemnity, Guarantee or similar obligation is computed at the amount thereof which would reasonably be expected to become due and payable);

               (y)  indemnities or similar obligations to
     federal, state or local governmental agencies or authorities relating to any expenses incurred that are incidental to obtaining easements, rights of way or other approvals for the benefit of the Project; and

               (z) surety bonds, performance bonds or similar arrangements with third-party sureties or similar Persons and the aggregate exposure of the Company and Funding Corp. in connection with all such arrangements shall not exceed $5,000,000.

          (i) Funding Corp. shall not contingently or otherwise be or become liable directly or indirectly in connection with any Guarantee except indemnities or similar obligations in connection with Indebtedness permitted under the Indenture.

          (f) Prohibition on Disposition of Assets. Except as permitted pursuant to the Collateral Documents, lease (as lessor) or Transfer (as transferor) any property or assets except (i) in the ordinary course of business, to the extent that (x) such property is worn out or no longer useful or usable in connection with the operation of the Project and such property is replaced by property having a fair market value equal to or greater than the fair market value of the property being leased or Transferred or (y) such lease or Transfer is required to comply with any applicable Law, to obtain, maintain or comply with the terms and conditions of, any Governmental Approval necessary for the Company to conduct its business pursuant to the Project Documents or to maintain the Project's certification as a Qualifying
Facility, (ii) the sale of natural gas or rights to the supply, transportation and storage of natural gas under the Gas Supply Contracts, the Gas Transportation Contracts and the Fuel Supply Management Agreement, (iii) the sale of electricity and steam under and in accordance with the Project Agreements and the Non-Material Agreements or (iv) subject to the provisions of the Collateral Documents, (x) in connection with a replacement of The Bibb Company as the purchaser of steam for the Project, in any calendar year, property with a fair market value not in excess of $3,000,000 in the aggregate or $1,000,000 with respect to any single item of property or (y) other than in connection with such replacement, sell in any calendar year, property with a fair market value not in excess of $500,000; provided that, in each case, the Company certifies to the Bank and the Collateral Agent that such lease or Transfer could not reasonably be expected to result in a Material Adverse Change.

          (g) Amendments. Without the consent of the Bank (which consent shall not be unreasonably withheld), terminate, amend or modify any Project Agreement to which it is a party other than:

               (x) any termination resulting from the terms of a Project Agreement expiring by its terms; or

               (y)  the termination of a Gas Transportation
     Contract which is not a Firm Gas Transportation Contract; provided that, in each case, the Company shall certify to the Bank, and if requested by the Bank, such certification shall be accompanied by an Opinion of Counsel stating that, as a result of such proposed termination, amendment or modification, the Company will be able to obtain or maintain, or comply with the terms and conditions of any Governmental Approval necessary for the Company to conduct its business as currently conducted or as proposed to be conducted or to permit the Project to maintain its certification as a Qualifying Facility.

               (z)  A Non-Material Agreement that is not an
     Acceptable Fuel Management Agreement; provided that (i) as a result of such proposed amendment or modification the Company could not reasonably be expected to have monetary obligations in excess of $500,000 under such agreement or related agreements and prior to entering into such amendment or modification, the Company shall certify and the Bank shall conclude that such amendment or modification could not reasonably be expected to result in a Material Adverse Change.

          (h) Subsidiaries. Create, maintain or cause to exist any Subsidiaries other than Funding Corp.

          (i) Distributions. Except as provided in Sections 3.5(a), 3.9(a) and 3.9(b) of the Depositary Agreement, declare or pay any distributions or return any capital to, the Partners, pay any fee to any Partner for management services (other then services that as of the date hereof are provided by a third-party provider), or authorize or make any other distribution, payment or delivery of property or cash to the Partners as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any partnership or other equity interest of the Company now or hereafter outstanding, or any options or warrants issued with respect thereto (other than the limited partnership interest in the Company owned by Ford Motor Credit Company), or set aside any funds for any of the foregoing purposes (all the foregoing being herein referred to as "Distributions") except from, and to the extent of, moneys then on deposit in the Partnership Distribution Fund. Subject to the preceding sentence and the remaining provisions of this Section, the Company may make Distributions on each Funding Date on which each of the following conditions is satisfied:

               (i) the conditions set forth in Section 6.22(a) of the Indenture have been satisfied;

               (ii) no event or condition has occurred and is continuing which constitutes a Reimbursement Default or a Reimbursement Event of Default; and

               (iii) after giving effect to such Distribution, Debt Service Coverage on a pro-forma basis for the prior four fiscal quarters shall not be less than 1.20:1.

          (j) Nature of Business. In the case of the Company, engage in any business other than owning its interest in Funding Corp.
and the development, acquisition, construction, ownership, operation, administration, maintenance and financing of the Project as contemplated by the Project Documents and the Non-Material Agreements to which either the Company or Funding Corp.
is a party. Funding Corp. shall not engage in any business other than the financing of the Project.

          (k) Transactions with Affiliates. Make loans or advances to, or investments in, any other entities or enter into any transaction or arrangement, whether or not in the ordinary course of business, with any Affiliate that is not on terms and conditions at least as favorable as would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

          (l) Governmental Regulation. (i) Neither the Company nor Funding Corp. shall be, as a result of the construction, ownership, operation or maintenance of the Project or the performance of their respective obligations under the Project Documents or Non-Material Agreements, subject to regulation by any Governmental Authority having jurisdiction (v) under PUHCA as a "public utility company" or an "affiliate" or "subsidiary company" of a "registered holding company" or of a company subject to registration under PUHCA, (w) under the FPA, other than as contemplated by C.F.R. 292.601, (x) as a "gas corporation", "electric corporation", "steam corporation",
"utility corporation" or "public utility corporation" under any law of the State of North Carolina or the equivalent under the applicable laws of any state relating to public utilities and/or public service corporations (y) except with respect to the resale or transportation of natural gas in interstate commerce, or the release of firm capacity rights held by the Company on an interstate pipeline as a "natural gas company" under the Natural
Gas Act of 1938, as amended or (z) under any other similar federal or state law regulating the generation, transmission or sale of electricity under which the Company or Funding Corp.
would be deemed to be the generator, transmitter or seller of such electricity (including, but not limited to, treatment as an "electricity utility", "electric corporation", "electrical company", "public utility", "public utility holding company" or any similar entity under an existing law or an "affiliate" or "subsidiary company" of a "registered holding company").

          (i) The Project shall maintain its certification as a Qualifying Facility; provided that it shall not be deemed a breach of this covenant if the Project involuntarily loses its certification as a Qualifying Facility (and if as a result thereof the Company and Funding Corp. would become subject to regulation not permitted by clause (i)), if (x) on the day the loss of Qualifying Facility status becomes effective, if such loss can reasonably be anticipated, or within the next five
Business Days if such loss cannot reasonably be anticipated the Company shall have made a filing at the FERC to qualify as an exempt wholesale generator within the meaning of Section 32(a)(2) of PUHCA ("Exempt Wholesale Generator") and the Company shall have ceased making any retail electric sales as necessary to obtain Exempt Wholesale Generator status until such time as the Partnership shall have received the approvals required by clause
(y)(1) below or regained Qualifying Facility status and (y) within 360 days of such loss of certification either (1)(A) all requisite Governmental Approvals necessary for the Partnership to own, operate and maintain the Project and perform its obligations under the VEPCO Power Purchase Agreement and the other Project Documents then in effect (after giving effect to such loss of certification) have been duly obtained or made, were validly issued, are in full force and effect, (B) the Company shall have delivered an Opinion of Counsel satisfactory to the Bank that all such requisite Governmental Approvals have been duly obtained or made, were validly issued, are in full force and effect, (C)
Project Revenues under the Project Documents then in effect
(after giving effect to such loss of certification) are sufficient to maintain a minimum Annual Projected Debt Service Coverage Ratios for the remaining term of the VEPCO Power
Purchase Agreement equal to or exceeding 1.2:1 and an average
Annual Projected Debt Service Coverage Ratio for such term equal to or exceeding 1.35:1 and (D) the Partnership shall have filed with the Bank an Independent Engineer's Certificate, dated the date of filing, verifying the occurrence of the matters described in clause (C) or (2)(A) the Company shall have restored the Project's certification as a Qualifying Facility and shall be in compliance with clause (i), (B) the Company shall have delivered to the Bank an Opinion of Counsel satisfactory to the Bank that the Project is a Qualifying Facility and that the Company is in compliance with clause (i) and (C) the Company shall have demonstrated that the Company has regained the right to the contract rate under the VEPCO Power Purchase Agreement chargeable prior to the Project's loss of certification as a Qualifying Facility, as evidenced by the written acknowledgment of the VEPCO or as otherwise evidenced to the reasonable satisfaction of the Bank.

          (m) Debt Service Coverage. Permit the Debt Service Coverage Ratio for any period of four fiscal quarters to be less than 1.20:1.


          9. Reimbursement Events of Default. The following events shall be Reimbursement Events of Default hereunder unless waived by the Bank pursuant to Section 10 hereof:

          (a) the Company shall fail to pay when due any amount payable under Section 2 hereunder; or

          (b) the Company or Funding Corp. shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) above or Section 7(a), (g) and (j), Section 8 and Section 18) for 30 days after written notice thereof has been given to the Company by the Bank; or

          (c) any representation, warranty, certification or statement made by the Company or Funding Corp. in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement or any representation, warranty, certification or statement made by the Company or Funding Corp. under any Interim Financing Document or Financing Document shall prove to have been incorrect in any material respect when made or any representation, warranty, certification or statement made by the Company under any other Transaction Document shall prove to have been incorrect in any material respect and results in a Material Adverse Change; or

          (d) any material provision of this Agreement, the Depositary Agreement or the Intercreditor Agreement shall at any time for any reason cease to be valid and binding upon the Company, or shall be declared to be null and void, or the validity or enfor ceability thereof shall be contested by the Company, Funding
     Corp. or any Governmental Authority, or the Company or Funding
     Corp. shall deny that it has any or further liability or obligation under this Agreement or any Financing Document to which the Bank is a Party; or

          (e) the Company or Funding Corp. shall (x) fail to make any payment, with respect to any Indebtedness in a principal amount of $500,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument relating to the Indebtedness, or (y) fail to perform or observe any other term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Indebtedness when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of any Indebtedness, the unpaid principal amount of which then equals or exceeds $500,000; or

          (f) the Company, Funding Corp. or any Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property,
     (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, or (v) commence a voluntary case under the bankruptcy laws of the United States or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or any order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or corporate action shall be taken by it for the purpose of effecting any of the foregoing, or if without the application, approval or consent of the Company, Funding Corp. or any Subsidiary a proceeding shall be instituted in any court of competent jurisdiction, seeking in respect of the Company an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or such Subsidiary or in either case of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Company or such Subsidiary in good faith, the same shall (i) result in the entry of an order for relief of any such adjudication or appointment or (ii) continue undismissed, or pending and unstayed, for any period of thirty (30) consecutive days; or

          (g) any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $1,000,000 shall be rendered against the Company or Funding Corp. and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or is, in the reasonable opinion of the Required Banks, likely to, incur any liability in connection with a withdrawal from, or the ERISA insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, as a result of such event or condition, together with all other such events or conditions, the Company has incurred or, in the reasonable opinion of the Required Banks, is likely to incur any tax, penalty or other liabilities (other than any tax, penalty or other liability resulting from the reversion of surplus funds to the Company, the General Partner or a Commonly Controlled Entity upon the termination of an overfunded Single Employer Plan) which in the aggregate are material in relation to the business, operations, property or financial or other condition of the Company; or

          (i) an Event of Loss, an Event of Eminent Domain or a Title Event shall occur and the Company or the Bank shall determine that the Project (or any material portion thereof) cannot be rebuilt, repaired or restored to permit operation of the Project on a Commercially Feasible Basis or that the Casualty Proceeds, Eminent Domain Proceeds or Title Insurance Proceeds together with any other amounts that the Company is well to commit to such rebuilding, repair or restoration are not sufficient to permit such rebuilding, repair or restoration or the Company elects not to so rebuild, repair or restore;

          (j) any event specified in Section 5.3 of the VEPCO Power Purchase Agreement shall occur; or

          (k) any Project Agreement shall be terminated prior to its stated termination date, and the affected agreement is not replaced by a replacement agreement acceptable to the Bank; provided that it shall not be a Reimbursement Event of Default if such termination would not constitute a Material Adverse Change or materially adversely affect the transactions contemplated by this Agreement and the Company shall have entered into such replacement agreement within 120 days from the date of such termination and, provided further, that it shall not be a Reimbursement Event of Default hereunder if the Project Agreement which has been terminated is one which by reason of the amounts payable thereunder and the duration and nature thereof is not material to the design, construction, operation or maintenance of the Project (which shall in no event be deemed to include any Project Agreement with the Operator, VEPCO or The Bibb Company in existence on the Issuance Date); or

          (l) any of the Company, the General Partner, the Limited Partner, Funding Corp., VEPCO, Operator or The Bibb Company shall breach any representation or warranty contained in any of the Transaction Documents to which its is a party or shall fail to perform or observe any of its covenants or obligations contained in any of the Transaction Documents (other than the representations, warranties, covenants and obligations referred to in clauses (a), (b) and (c) above) within the grace period, if any, provided for in such Documents and which failure would result in a Material Adverse Change or would materially adversely affect the interest of the Bank under the Transaction Documents provided that if (i) such default cannot be cured by the payment of money, (ii) such default is not cured, despite due diligence and good faith in attempting to cure, within 30 days, (iii) such Person, the Company or Funding Corp. is proceeding with due diligence and good faith to cure such default and such Person, the Company or Funding Corp. specifies in writing what action such Person, the Company or Funding Corp. proposes to take to cure such default, and (iv) such default would be cured by the program outlined by such Person, the Company or Funding Corp. and would not have a material adverse effect on the Project, the transactions contemplated by this Agreement or the Bank, such default shall not constitute a Reimbursement Event of Default hereunder if such Person, the Company, or Funding Corp. shall at all times diligently and in good faith attempt to cure such default until the expiration of a period of 90 days from the date on which such default occurred (by which time such default must have been cured); or

          (m) any material provision of any Financing Document or Interim Financing Document shall at any time for any reason cease to be valid and binding or in full force and effect (other than by expiration pursuant to its terms); or any material provisions of any Financing Document or Interim Financing Document shall be declared to be null and void; or the validity or enforceability of any material provision of any Financing Document or Interim Financing Document shall be contested by any party thereto (other than the Bank) or any Government Authority and such contest continues for more than 30 days; or any of the Company, any Partner, Funding Corp., VEPCO, or The Bibb Company shall deny that it has any liability or obligation under any material provision of any Financing Document except upon fulfillment of its obligations thereunder, in each case the effect of which is either to materially adversely affect (i) the interest of the Bank under the Financing Documents or (ii) the ability of such Person to perform its obligations under such Financing Document or Interim Financing Document; or

          (n) any Collateral Document shall cease to be effective to grant the Lien purported to be granted to the secured party thereunder, or on any material portion of the Collateral described therein to the extent and with the priority purported to be created thereby.

          (o) (i) if at any time all the shares of the Partners are not pledged to the Collateral Agent for the benefit of the Bank pursuant to the Stock Pledge Agreement, (ii) if at any time all the shares of Funding Corp. are not pledged to the Collateral
     Agent for the benefit of the Bank pursuant to the Company Pledge Agreement, and (iii) if at any time all the partnership interests in the Company are not pledged to the Collateral Agent for the benefit of the Bank pursuant to the Partnership Interests Pledge Agreement.

          If any Reimbursement Event of Default shall have occurred and continuing, the Bank may (i) by notice to the Company, declare all or a portion of the Reimbursement Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable, and/or (ii) proceed to enforce all other remedies available to it under this Agreement, any other Financing Documents and applicable law. Anything to the contrary in this paragraph notwithstanding, if such event is a Reimbursement Event of Default specified in clause (f) above that relates to the Company, such Reimbursement Obligations shall immediately and automatically become due and payable. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are expressly waived.

          If any Reimbursement Event of Default shall have occurred and is continuing, the Bank may (A) exercise remedies or direct the Collateral Agent to exercise remedies which the Banks and the Collateral Agent may have under this Agreement or any Collateral Document or by statute or by rule of law or (B) take whatever action at law or in equity as may appear necessary or desirable to collect the amounts due and payable under this Agreement or to enforce performance or observance of any obligation, agreement or covenant of the Company, or Funding Corp., whether for specific performance or in aid of execution of any power granted to the Bank or the Collateral Agent. The Bank may cure such Reimbursement Event of Default, either in the name of and as agent for the Company or, at the option of the Bank, in its name or in the name of its designee, pursuant to one or more existing contracts with the Company or otherwise, and any monies so expended in curing such Event of Default shall, to the extent advanced by the Banks, constitute Obligations hereunder and be repayable hereunder together with interest thereon at the rate set forth in Section 2(b), regardless of whether or not such amount, as thus increased, exceeds the Maximum Credit Amount.
The Bank shall have the right at any and all times to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time except as expressly set forth herein.

          Upon the occurrence of a Reimbursement Event of Default, the Bank may take any of the following steps with respect to the Letter of Credit: (i) by notice to Virginia Power, pursuant to the terms of such Letter of Credit, instruct Virginia Power to draw down the full Stated Amount remaining under such Letter of Credit, or (ii) by notice to the Company, require the Company to pay into a cash collateral account to be held by the Collateral Agent an amount equal to the Bank's contingent liability under such Letter of Credit as collateral security for the obligation of the Company to reimburse drawings thereunder.

          For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this Section, the Company and Funding Corp. each hereby irrevocably constitutes and appoints the Bank its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and to do and to perform any acts such as are referred to in this paragraph in the name and on behalf of the Company and Funding Corp. This power of attorney is a power coupled with an interest and cannot be revoked.

Section 10. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom nor any consent to the assignment of the Company's obligations under the Transaction Documents shall in any event be effective unless the same shall be in writing and signed by the Bank. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other party.
Each such notice, request or communication shall be effective (i) if given by facsimile to the number specified below, (ii) if given by mail upon receipt or (iii) if given by any other means, when delivered at the address specified below.

          If to the Company:

          Panda Rosemary L.P.
          4100 Spring Valley
          Dallas, Texas 75244
          Attention:  General Counsel
          Telecopier:  (214) 980-7159

          If to the Bank:

          Bayerische Vereinsbank AG
          335 Madison Avenue
          New York, NY  10017
          Attention:  Project Finance Group
          Telecopier:

Section 12. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13. Sales of Participations. The Bank may grant participations under this Agreement and the Letter of Credit (each person to which a participation is granted being called a "Participant") and in such event the Bank will in its own name and as agent for any Participant, enforce all rights and interests of any Participant under this Agreement, and accept all performances required of the Company under this Agreement; provided that (a) the Bank shall not agree to a substitution or replacement of a Participant or a change in the proportionate amount of any Participant's participation after the Issuance Date unless the Bank shall have received the Company's prior written consent thereto, which consent shall not be unreasonably withheld and (b) in the event that a claim for compensation is made pursuant to Section 2(c) on behalf of a Participant, the Company shall have the right, with the assistance of the Bank, to seek a substitute participant or participants, satisfactory to the Bank, to assume the participation of such Participant.

Section 14. Continuing Obligation. The obligations of the Company and Funding Corp. under this Agreement shall continue until the earlier to occur of (a) the Early Termination Date and (b) the later of (i) the Termination Date and (ii) the date upon which all Obligations to the Bank hereunder shall have been paid in full and shall be binding upon the Company and its successors and assigns and inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns; provided that the Company may not assign all or any part of this Agreement without the prior written consent of the Bank.

Section 15. Extension of Letter of Credit. At least 90 but not more than 180 days before the sixth anniversary of the Issuance Date, the Company may request the Bank in writing to extend for not less than three years, nor more than five years, the Termination Date of the Letter of Credit, specifying the terms and conditions, including fees, to be applicable to such extension.
No later than the sixth anniversary of the Issuance Date, the Bank shall notify the Company of its consent or nonconsent to such extension request and if the Bank shall give no such notice, the Bank shall be deemed not to have consented to such extension request. The Bank's consent shall be conditional upon the preparation, execution and delivery of legal documentation in form and substance satisfactory to the Bank and its counsel incorporating substantially the terms and conditions contained in the extension request as the same may be modified by agreement between the Company and the Bank.

Section 16. Limited Liability of the Bank. The Company assumes all risks of the acts or omissions of VEPCO and any advising and negotiating bank (including Crestar Bank) with respect to its use of the Letter of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of VEPCO in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Company shall have a claim against the Bank, and the Bank shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (i) the Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms thereof or (ii) the Bank's willful failure to pay under the Letter of Credit after the presentation to it by VEPCO of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit.
In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless VEPCO and the Company have notified the Bank in writing prior to a drawing under the Letter of Credit that such documents do not comply with the Letter of Credit.

Section 17. Costs, Expenses and Taxes. The Company agrees to pay on demand therefor all reasonable costs and expenses in connection with the preparation, execution, delivery, filing and administration of this Agreement and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement or any waiver or amendment of, or the enforcement of, this Agreement and such other documents which may be delivered in connection with this Agreement. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and such other documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees; provided that the Bank agrees promptly to notify the Company of any such taxes and fees which are incurred by the Bank.

Section 18. Indemnification. The Company and Funding Corp., jointly and severally, hereby agree to indemnify and hold harmless the Bank from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) (i) by reason of any inaccuracy in any material respect, or untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any material delivered to the Bank by or on behalf of the Company or Funding Corp. in connection with the issuance of any Indebtedness for the Project, or the omission or alleged omission to state a material fact necessary to make such statements, in the light of the circumstances under which they are or were made, not misleading; (ii) by reason of or in connection with the execution, delivery and performance of the Transaction Documents;
or (iii) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make lawful payment under, the Letter of Credit; provided that the Company shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the Bank in determining whether a draft or certificate presented under the Letter of Credit complied with the terms of the Letter of Credit or the Bank's willful failure to make lawful payment under the Letter of Credit after the presentation to it by VEPCO of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 18 is intended to limit the Company's reimbursement obligation contained in paragraph (a) of Section 2 hereof. Without prejudice to the survival of any other obligation of the Company or Funding Corp. hereunder, the indemnitees and obligations of the Company and Funding Corp. contained in this Section 18 shall survive the payment in full of amounts payable under Section 2 and the termination of the Letter of Credit.

Section 19. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

Section 20. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 21. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 22. Submission to Jurisdiction. Any litigation based hereon, or arising out of, under, or in connection with, this Agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Bank or the Company shall be brought and maintained in the courts of the state of New York or in the United States District Court for the Southern District of
New York. The Company and Funding Corp. hereby expressly and irrevocably submits to the jurisdiction of such courts for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. Service of process may be made upon Company or Funding Corp. by mailing or delivering a copy of such process to it in care of the Process Agent at the Process
Agent's address and the Company and Funding Corp. hereby further irrevocably consents to the service of process in any suit, action or proceeding in New York arising out of this agreement by the mailing of copies of such process to it at its address for notices set forth in Section 11 hereto. The Company and Funding
Corp. each hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

Section 23. Waiver of Jury Trial. The Bank, the Company and Funding Corp. hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement or the Letter of Credit, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Bank, the Company or Funding Corp.

Section 24. Limitation of Liabilities. No past, present or future officer, director or stockholder of Funding Corp., no past, present of future partner in the Company (including, without limitation, the General Partner) or any officer, employee, controlling Person, stockholder, executive, director, agent, representative or affiliate of Funding Corp., the Company or such partner (herein referred to as "Non-recourse Persons") shall be personally liable for payments due hereunder or under any Collateral Document or for the performance of any obligation hereunder of thereunder. Except as expressly provided in another Collateral Document, the sole recourse of the Bank for satisfaction of the obligations of the Company and Funding Corp. hereunder and under the Collateral Documents shall be against the assets of the Company and not against any assets or property of any such Non-Recourse Person. In the event that a default occurs in connection with such obligations of the Company or Funding
Corp., no action shall be brought against any such Non-Recourse Person by virtue solely of its direct or indirect ownership interest in the Company or Funding Corp., except that this provision shall not restrict the Collateral Agent on behalf of the Bank from taking action to enforce any such Non-Recourse
Person's obligations under any Collateral Document to which it is a party in its individual capacity. In the event of foreclosure or other sale or disposition of properties, no judgment for any deficiency upon the obligations hereunder shall be obtainable by the Bank against any such Non-Recourse Party by virtue solely of its direct or indirect ownership interest in the Company or Funding Corp. This provision shall not be deemed to waive any cause of action the Bank may have against any Person for fraud or willful misconduct by such Person.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the date first above written.

                                   PANDA-ROSEMARY, L.P.

                                   By Panda-Rosemary Corporation


                                   By: William C. Nordlund
                                       Vice President

                                   PANDA-ROSEMARY FUNDING
                                     CORPORATION


                                   By: William C. Nordlund
                                       Vice President

                                   BAYERISCHE VEREINSBANK AG


                                   By: Claire Simonelli
                                       Vice President

                                   _________________________
                                   Andrew G. Mathews
                                   Vice President